Exhibit 10.1

CONSTELLATION ENERGY NUCLEAR GROUP, LLC
a Maryland limited liability company

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

[            ], 2009

EXHIBITS

EXHIBIT A	Capital Contributions	A-1
EXHIBIT B	Initial Annual Budget	B-1
EXHIBIT C	Illustrative Examples Showing the Operation of the Section 8.4 Calculation Provisions and the Section 6.2 Distribution Provisions	C-1
EXHIBIT D	Risk Profile Guidelines	D-1

CONSTELLATION ENERGY NUCLEAR GROUP, LLC

Second Amended and Restated Operating Agreement

This Second Amended and Restated Operating Agreement (this “Agreement”) is entered into as of this [    ] day of [            ], 2009 (the “Effective Date”), by and among Constellation Nuclear, LLC (“CNL”), a Delaware limited liability company and wholly owned subsidiary of Constellation Energy Group, Inc. (“Constellation”), CE Nuclear, LLC (“CEN”), a Delaware limited liability company, and EDF Development Inc. (“EDFD”), a Delaware corporation and a wholly owned subsidiary of E.D.F. International S.A. (“EDFI”), as Members (as defined below), Constellation Energy Nuclear Group, LLC, a Maryland limited liability company (the “Company”), for the purposes of Section 13.5 only, EDFI, and for the purposes of Sections 8.4(b) and 13.5 only, Constellation.

RECITALS

WHEREAS, on December 15, 1999, the Company was formed as a wholly owned subsidiary of Constellation under the Maryland Limited Liability Company Act, as amended from time to time (the “Act”), pursuant to Articles of Organization filed with the Maryland Department of Assessments and Taxation;

WHEREAS, Constellation entered into an amended and restated operating agreement of the Company, dated as of July 1, 2002 (the “Original Agreement”);

WHEREAS, pursuant to that certain Contribution Agreement, dated as of                                 , 2009, CNL acquired Constellation’s 100% Membership Interest (as defined below) in a transaction intended to qualify as a “reorganization” under Section 368 of the Code (as defined below);

WHEREAS, pursuant to that certain Contribution Agreement, dated as of                                 , 2009, CEN acquired a 1% Membership Interest;

WHEREAS, concurrently with the execution of this Agreement, EDFD and Constellation are consummating certain of the transactions pursuant to that certain Master Put Option and Membership Interest Purchase Agreement, dated as of December 17, 2008 (as amended from time to time in accordance with its terms, the “Master Agreement”), pursuant to which EDFD is acquiring a 49.99% Membership Interest;

WHEREAS, in connection with the acquisition by CNL, CEN and EDFD of a Membership Interest and their admission to the Company as Members, the parties desire to enter into this Agreement to set forth their respective rights and obligations as Members of the Company and to provide for the management and affairs of the Company and for the conduct of the business of the Company;

WHEREAS, the parties will assure that the Company and its subsidiaries are in compliance with U.S. laws and regulations regarding foreign domination and control, and therefore will assign decision-making authority for matters regulated by the NRC (as defined below) and other U.S. Governmental Authorities (as defined below), where required or prudent to do so, to U.S. citizens pursuant to the process set forth herein; and

WHEREAS, the parties hereto desire to amend and restate the Original Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINED TERMS

As used in this Agreement, the following terms shall have the following meanings:

“Act” has the meaning set forth in the recitals.

“Accrued Special Distribution Amount” shall mean, as of any date:

, where:

A = the EDFD Tax Sharing Amount (calculated as of the end of the Fiscal Year immediately preceding the Fiscal Year in which such date falls),

B = the Constellation Tax Sharing Amount (calculated as of the end of the Fiscal Year immediately preceding the Fiscal Year in which such date falls),

C = the aggregate Percentage Interest with respect to all Members holding A Units as of such date, and

D = the aggregate amount distributed pursuant to Sections 6.2(c) and (e) prior to such date;

provided, that the Accrued Special Distribution Amount as of any date shall equal $0 if it would otherwise be negative as of such date.  Interest shall accrue on (and shall thereafter be considered part of) the Accrued Special Distribution Amount from time to time at a rate of 7.5% per annum; provided, that such interest shall accrue on any date on which, and only to the extent that, the Accrued Special Distribution Amount exceeds the Unit A Accelerated Distribution Amount.  Exhibit C to this Agreement contains an example of the computation of the Accrued Special Distribution Amount.

“Accrued Tax Distribution Amount” shall mean, as of any date, the quotient obtained by dividing (i) the Accrued Tax Shortfall of the Member with the greatest Accrued Tax Shortfall (in relation to its Percentage Interest) as of such date by (ii) the Percentage Interest with respect to such Member.  Exhibit C to this Agreement contains an example of the computation of the Accrued Tax Distribution Amount.

“Accrued Tax Shortfall” shall mean, for each Member, as of any date:

, where:

A = the aggregate amount of taxable income allocated to such Member pursuant to this Agreement through the end of the taxable year immediately preceding the taxable year in which such date falls,

B = the Effective Tax Rate, and

C = the aggregate amount distributed to such Member pursuant to Section 6.2 through the end of the taxable year immediately preceding the taxable year in which such date falls;

provided, that the Accrued Tax Shortfall for any Member as of any date shall equal $0 if it would otherwise be negative as of such date.  Exhibit C to this Agreement contains an example of the computation of the Accrued Tax Shortfall.

“Additional Capital Contribution” means, with respect to each Member, any Capital Contribution by such Member to the capital of the Company other than any Initial Capital Contribution pursuant to Section 4.1.

“Administrative Services Agreements” means those certain Administrative Services Agreements, dated as of [                ], 2009, between the Company and Constellation Generation Group, LLC.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlled by, Controlling or under common Control with such Person.

“Affiliate Contract” has the meaning set forth in Section 7.2(k).

“Affiliate Contract Party” has the meaning set forth in Section 7.2(k).

“Agreement” means this Agreement, as amended from time to time.

“Annual Budget” has the meaning set forth in Section 7.4(a).

“Applicable Law” means, for any Person, any domestic or foreign law, rule or regulation, or judgment, decree, order, permit, license, certificate of authority, order or governmental approval, in each case of or by any Governmental Authority, to which the Person or any of its business is subject.

“Articles of Organization” means the articles of organization of the Company, as amended from time to time, filed with the Department of Assessments and Taxation of the State of Maryland pursuant to the Act.

“Atomic Energy Act” has the meaning set forth in Section 13.18.

“A Units” has the meaning set forth in Section 3.1(b).

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) such Person shall institute a voluntary case seeking liquidation or reorganization under Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; (b) such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; (c) such Person shall apply for, or by consent there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; (d) such Person shall make an assignment for the benefit of its creditors; (e) such Person shall admit in writing its inability to pay its debts generally as they become due; (f) an involuntary case shall be commenced seeking liquidation or reorganization of such Person under Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable federal or state law (which petition commencing such involuntary case against Constellation or its Affiliates is not filed or caused to be filed by EDFD or any of its Affiliates, and in the case of a petition commenced against EDFD or its Affiliates, such petition is not filed or caused to be filed by Constellation or any of its Affiliates) and (i) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing, (ii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) days, or (iii) an order for relief shall have been issued or entered therein; (g) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of such Person or all or a part of its property shall have been entered; or (h) any other similar relief shall be granted against such Person under any applicable federal or state law.

“Bankruptcy Law” shall mean, with respect to any Person, any bankruptcy or insolvency law or other similar law affecting creditors’ rights promulgated by any federal, state, foreign or international government or any political subdivision of any of the foregoing.

“Baseball Arbitration” means the following procedure for determination of Fair Market Value or Implied Acquisition Price.  The Members and any Withdrawn Member, if any, or Unadmitted Assignee, if any, shall first attempt to agree on fair market value in good faith.  If the Members, Withdrawn Members, if any, or Unadmitted Assignees, if any, cannot agree on fair market value within sixty (60) Days, then the selling Member (either EDFD or the Constellation Members), Withdrawn Member, if any, or Unadmitted Assignee, if any (as applicable), on the one hand, and the non-selling Member (either EDFD or the Constellation Members) or the Company (as applicable), on the other hand, shall each select an independent investment banking firm of national reputation and with experience in valuing assets of the type in question, and such investment banking firms shall each determine the fair market value of the subject property within sixty (60) Days of selection, with the average of the two valuations constituting Fair Market Value. If the two valuations in the previous sentence differ by five percent (5%) or more, then the average of the two valuations shall not be binding, and the respective Parent CEOs shall use their reasonable efforts to agree on Fair Market Value within thirty (30) Days of receiving the valuations.  If the respective Parent CEOs cannot reach agreement within such thirty (30) Day period, then the two investment banking firms shall mutually agree on a third independent investment banking firm of national reputation within thirty (30) Days of the end of such period, and such third independent investment banking firm shall then determine, within sixty (60) Days of selection, which of the two valuations of the original investment banking firms is closer to fair market value, and such valuation shall constitute Fair Market Value.  Any such determination shall be binding on the parties.  In connection with any determination of Fair Market Value, each party shall bear the cost of the investment banking firm that it selects, and the cost of any valuation prepared by a third investment banking firm shall be borne by the party whose investment banking firm’s valuation was not selected.  If the Company is involved in the determination of Fair Market Value pursuant to Baseball Arbitration, the decision of the Company shall be made without participation of the Directors appointed by the Member, Withdrawn Member or Unadmitted Assignee involved in the Baseball Arbitration as the seller and the requirements for a quorum and the necessary vote of the Board of Directors shall be deemed amended as required to allow such action without the approval of such Directors.

“Board of Directors” has the meaning set forth in Section 7.1(a).

“B Units” has the meaning set forth in Section 3.1(b).

“Business Day” means any working day in France and the United States other than a Saturday, a Sunday or a day on which banks located in Paris, France or New York, New York generally are authorized or required by Applicable Law to close.

“Capital Account” has the meaning set forth in Section 8.5(a).

“Capital Contribution” means, with respect to any Member, the amount of money and the Gross Asset Value of any property (other than money) contributed to the capital of the Company by such Member.

“CECG” means Constellation Energy Commodities Group, Inc., a Delaware corporation.

“CECG Power Purchase Agreement” means each 1992 ISDA Master Agreement (U.S. Version) (Multicurrency - Cross Border), dated as of the Effective Date, between CECG (and its permitted successors and assigns) and the applicable Company-Generation Sub, together with each Confirmation (as defined in such power purchase agreement) thereunder.

“CEO” has the meaning set forth in Section 7.3(b).

“Change of Control” of a Person means the consummation of any Transfer or series of related Transfers to one entity or group of entities acting in concert that is not an affiliate of such Person that would result in (i) the aggregate disposition, directly or indirectly, of more than fifty percent (50%) of the economic or voting power of the then-outstanding equity interests of such Person or (ii) a change in a majority of the directors of such Person not effected by the continuing directors of such Person.  For avoidance of doubt, “Change of Control” will not include Transfers between wholly owned subsidiaries of a common parent company or equivalent internal corporate reorganizations, but will include a merger, business combination, acquisition or other transaction with a non-Affiliate involving the Person or the direct or indirect parent of the Person.

“CNL Directors” has the meaning set forth in Section 7.2(a)

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” has the meaning set forth in the preamble.

“Company Change of Control” means the consummation of any Transfer or series of related Transfers to one entity or group of entities acting in concert that is not a Member or an Affiliate of a Member that would result in (i) the aggregate disposition, directly or indirectly, of more than fifty percent (50%) of the economic or voting power of the ownership interests of the Company, or (ii) a change in a majority of directors of the Company not effected by the continuing directors.

“Company-Generation Sub” means each subsidiary of the Company that generates nuclear power.

“Constellation” has the meaning set forth in the preamble.

“Constellation 704(c) Tax Costs” means, for each Fiscal Year, the amount determined to be the Constellation 704(c) Tax Costs for such Fiscal Year pursuant to Section 8.4(a).

“Constellation Initial Tax Savings Amount” means the amount determined to be the Constellation Initial Tax Savings Amount pursuant to Section 8.4(b).  Exhibit C to this Agreement contains an example of the computation of the Constellation Initial Tax Savings Amount.

“Constellation Members” means CNL and CEN.

“Constellation Tax Savings Amount” means, on any date, the Constellation Initial Tax Savings Amount minus the aggregate of all Constellation 704(c) Tax Costs for all Fiscal Years ending prior to such date.  Interest shall accrue on (and shall thereafter be considered part of) the Constellation Tax Savings Amount at a rate of 7.5% per annum, but only on each date on which, and only to the extent that, the Constellation Tax Savings Amount exceeds the EDFD Tax Savings Amount; provided, that, for purposes of computing such interest, it shall be presumed that, in the Fiscal Year that includes the Effective Date and in each subsequent Fiscal Year in which the Constellation Tax Savings Amount increases or decreases (as compared to the immediately preceding Fiscal Year), twenty-five percent (25%) of the Constellation Tax Savings Amount (in the case of the Fiscal Year that includes the Effective Date) and twenty-five percent (25%) of the amount of such increase or decrease (in the case of each subsequent Fiscal Year) was recognized on each of the four installment due dates (as specified in Section 6655(c) of the Code) occurring in such Fiscal Year, unless CNL demonstrates otherwise.  Exhibit C to this Agreement contains an example of the computation of the Constellation Tax Savings Amount.

“Constellation Tax Sharing Amount” means, on any date, 50% of the Constellation Tax Savings Amount on such date.  Exhibit C to this Agreement contains an example of the computation of the Constellation Tax Sharing Amount.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of securities, by contract or otherwise.  The terms “Controlled” and “Controlling” shall have correlative meanings.

“Current Exposure” means, with respect to a Company-Generation Sub and the CECG Power Purchase Agreement to which it is a party, for any given month, the positive difference, if any, between (i) the aggregate amount of Hedge Payments (as defined in the relevant CECG Power Purchase Agreement) due and payable by CECG (or its permitted successors or assigns) in connection with delivery of Fixed Product (as defined in the relevant CECG Power Purchase Agreement) during such month pursuant to such CECG Power Purchase Agreement and (ii) the aggregate sum of, for each hour during such month, the product of (x) with respect to Calvert Cliffs Nuclear Power Plant, Inc., the Day-Ahead Energy Market LMP hourly price (in $/MWh) corresponding to the Delivery Point (as defined in the relevant CECG Power Purchase Agreement) as published by PJM, or with respect to the other Company-Generation Subs, the Day-Ahead Market Generator LBMP hourly price (in $/MWh) corresponding to the Delivery Point (as defined in the relevant CECG Power Purchase Agreement), as published by the NYISO, and (y) the quantity of Fixed Product (as defined in the relevant CECG Power Purchase Agreement) delivered to CECG for such hour pursuant to such CECG Power Purchase Agreement.

“Current Special Distribution Amount” shall mean, as of any date:

, where:

A = the EDFD Tax Sharing Amount as of such date,

B = the Constellation Tax Sharing Amount as of such date,

C = the aggregate Percentage Interest with respect to all Members holding A Units as of such date, and

D = the aggregate amount distributed pursuant to Section 6.2(c) on or prior to such date and Section 6.2(e) prior to such date;

provided, that the Current Special Distribution Amount as of any date shall equal $0 if it would otherwise be negative as of such date.  Exhibit C to this Agreement contains an example of the computation of the Current Special Distribution Amount.

“Current Tax Distribution Amount” shall mean (i) as of any date that is the fifth day preceding an installment due date specified in Section 6655(c) of the Code, the quotient obtained by dividing (a) the Current Tax Shortfall of the Member with the greatest Current Tax Shortfall (in relation to its Percentage Interest) as of such date by (b) the Percentage Interest with respect to such Member, and (ii) $0 as of any other date.  Exhibit C to this Agreement contains an example of the computation of the Current Tax Distribution Amount.

“Current Tax Shortfall” shall mean, for each Member, as of any date:

, where:

A = the aggregate amount of taxable income allocable to such Member pursuant to this Agreement through such date for the taxable year during which such date falls,

B = the Effective Tax Rate, and

C = the aggregate amount distributed to such Member pursuant to Section 6.2 on or prior to such date but during such taxable year;

provided, that the Current Tax Shortfall for any Member as of any date shall equal $0 if it would otherwise be negative as of such date.  Exhibit C to this Agreement contains an example of the computation of the Current Tax Shortfall.

“Day” means a calendar day.

“Declared Distribution Amount” shall mean, as of any date, the aggregate amount declared, but not yet paid, by the Board of Directors to be distributed to all Members as of such date other than in connection with the early termination of any CECG Power Purchase Agreement.

“Defaulting Member” has the meaning specified in the definition of “Event of Default.”

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income Tax purposes with respect to an asset for such Fiscal Year; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income Tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income Tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year bears to such beginning adjusted Tax basis; and, provided further, that if the federal income Tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors.

“Director” means any person hereafter elected to act and who is serving as a member of the Board of Directors as provided in this Agreement.

“EDFD” has the meaning set forth in the preamble.

“EDFD Annual Tax Savings Amount” means, for each Fiscal Year, the amount determined to be the EDFD Annual Tax Savings Amount for such Fiscal Year pursuant to Section 8.4(a).  Interest shall accrue on (and shall thereafter be considered part of) the EDFD Annual Tax Savings Amount for each Fiscal Year at a rate of 7.5% per annum until the 15th day after the filing of the Company’s annual IRS Form 1065 for such Fiscal Year; provided, that, (i) for purposes of computing such interest, it shall be presumed that twenty-five percent (25%) of the EDFD Annual Tax Savings Amount for each Fiscal Year was recognized by EDFD and each of its Affiliates that holds A Units on each of the four installment due dates (as specified in Section 6655(c) of the Code) occurring in such Fiscal Year, unless EDFD demonstrates otherwise, (ii) such interest shall not accrue on the EDFD Annual Tax Savings Amount for any Fiscal Year in which the Constellation Tax Savings Amount exceeds the EDFD Tax Savings Amount, and (iii) for the first Fiscal Year in which the EDFD Tax Savings Amount exceeds the Constellation Tax Savings Amount, and for any subsequent Fiscal Year in which the excess of the EDFD Tax Savings Amount over the Constellation Tax Savings Amount is less than the

EDFD Annual Tax Savings Amount for such Fiscal Year, such interest shall accrue solely on an amount of the EDFD Annual Tax Savings Amount which equals the difference between the EDFD Tax Savings Amount and the Constellation Tax Savings Amount.  Exhibit C to this Agreement contains an example of the computation of the EDFD Annual Tax Savings Amount.

“EDFD Directors” has the meaning set forth in Section 7.2(a).

“EDFD Tax Savings Amount” means, on any date, the aggregate of all EDFD Annual Tax Savings Amounts for all Fiscal Years ending prior to such date.  Exhibit C to this Agreement contains an example of the computation of the EDFD Tax Savings Amount.

“EDFD Tax Sharing Amount” means, on any date, 50% of the EDFD Tax Savings Amount.  Exhibit C to this Agreement contains an example of the computation of the EDFD Tax Sharing Amount.

“EDFI” has the meaning set forth in the preamble.

“EDFTNA Power Purchase Agreement” means each 1992 ISDA Master Agreement (U.S. Version) (Multicurrency - Cross Border), dated as of the Effective Date, between EDF Trading North America, LLC (and its permitted successors and assigns) and the applicable Company-Generation Sub, together with each Confirmation (as defined in such power purchase agreement) thereunder.

“Effective Tax Rate” means forty 40% or such other percentage rate as determined by the Board of Directors in its reasonable discretion to reflect the highest composite federal and state statutory income tax rate (net of the federal income tax benefit of the state income tax deduction).

“Event of Default” means, as to any Member (the “Defaulting Member”) (it being understood that the Constellation Members shall collectively be considered a Defaulting Member if either CNL or CEN is a Defaulting Member), the occurrence of the Defaulting Member’s material violation, breach or default of its obligations under a material provision of this Agreement, which has not been cured within thirty (30) Days following notice from a Member other than the Defaulting Member, except that:

(a)        in connection with a violation, breach or default of a Defaulting Member’s payment obligations under this Agreement, the cure period shall be five (5) Business Days following notice from a Member other than the Defaulting Member; and

(b)        in connection with any violation, breach or default of a Defaulting Member’s obligations other than payment obligations under this Agreement, if the Defaulting Member makes reasonably diligent efforts to cure such Event of Default the cure period shall be extended, but only to the extent reasonably necessary, for up to an additional thirty (30) Days.

“Excluded Transfers” has the meaning set forth in Section 9.1(a).

“Fair Market Value” means a valuation agreed by the parties or determined through Baseball Arbitration.

“Fiscal Year” has the meaning set forth in Section 5.2.

“Fixed Product” has the meaning assigned to such term in the applicable CECG Power Purchase Agreement.

“Fixed Product Exposure” means Total Exposure less amounts in respect of deliveries under the CECG Power Purchase Agreements that are payable under the CECG Power Purchase Agreements but not yet due.

“GAAP” means accounting principles generally accepted in the United States, as consistently applied throughout the relevant period.

“Governmental Authority” means any domestic or foreign governmental or regulatory authority, agency, court, commission or other governmental or regulatory entity (including any self-regulatory organization).

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income Tax purposes, except as follows:

(a)        the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time of such contribution;

(b)        the Gross Asset Values of all Company assets may, in the sole discretion of the Board of Directors, be adjusted to equal their respective gross fair market values (as determined by the Board of Directors), as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(c)        the Gross Asset Value of any Company asset distributed to any Member shall be adjusted immediately prior to such distribution to equal the gross fair market value of such asset as of the date of distribution (as determined by the Board of Directors); and

(d)        the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (c) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Guarantee” has the meaning set forth in Section 13.5.

“Inconsistent Position” has the meaning set forth in Section 8.5(b).

“Investee Company” means a Person in which the Company or any of its Subsidiaries owns equity constituting less than 50% of the total equity interests of such Person.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Licensed Facility” means a facility that maintains an NRC license.

“Licensed Subsidiary” means a Subsidiary of the Company that maintains a license with the NRC.

“Master Agreement” has the meaning set forth in the recitals.

“Member” or “Members” means, unless such Person ceases to be a Member, CNL, CEN, EDFD and any Person who subsequently is admitted as a member of the Company in accordance with Section 3.2, Section 7.8, Article IX, or Section 12.2, as applicable.

“Membership Interest” means the total of all ownership rights of a Member in the Company, which Membership Interest shall be expressed by the number of Units held by a Member.

“Monthly Distribution Amount” shall mean, as of any date, the excess of (i) the sum obtained by adding up the Current Exposures of all CECG Power Purchase Agreements for each of the months ending prior to such date over (ii) the aggregate amount distributed pursuant to Section 6.2(g) prior to such date; provided, that (a) for purposes of clause (i) of this sentence, the Current Exposures of all CECG Power Purchase Agreements for any month shall be deemed to be $0 if the aggregate of the Total Exposures with respect to all CECG Power Purchase Agreements would be $0 or a negative number assuming that the Early Termination Dates (as defined in the CECG Power Purchase Agreements) were to all occur during such month, and (b) the Monthly Distribution Amount as of any date shall equal $0 if, as of such date, the Unit A Accelerated Distribution Amount is greater than $0.

“Monthly Energy Hedge Transaction” has the meaning assigned to such term in the applicable CECG Power Purchase Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“NAC” has the meaning set forth in Section 7.5, and shall be composed initially of those individuals listed on Exhibit B.

“Net Available Cash” shall mean, at any time, all cash of the Company that the Board of Directors determines is available for distribution, after taking into account projected cash requirements (including reserves for future operations of the business and contingencies, and capital requirements) and subject to any restrictions set forth in any credit or other agreement binding on the Company.

“Net Income” and “Net Loss” means, as appropriate, for any Fiscal Year, the taxable income or taxable loss of the Company determined in accordance with Code Section 703(a) for such period or other applicable period for federal income Tax purposes taking into account any separately stated items, increased by the amount of any Tax-exempt income of the Company during such period and decreased by the amount of any Code Section 705(a)(2)(B) expenditures (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) of the Company.  Gain or loss from any disposition of property shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted Tax basis of such property may differ from its Gross Asset Value.  In lieu of the depreciation, amortization, or other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation computed in accordance with the definition of Depreciation.  In the event that the Gross Asset Value of any Company asset is adjusted, the amount of such adjustment shall be treated as an item of gain or loss, as appropriate and shall be taken into account for purposes of computing Net Income or Net Loss.

“New Securities” has the meaning set forth in Section 10.1(b).

“Non-Controllable Items” has the meaning set forth in Section 7.4(c).

“NRC” means the U.S. Nuclear Regulatory Commission or any successor agency.

“Objection Notice” has the meaning set forth in Section 8.2(b).

“Offering Member” has the meaning set forth in Section 9.3(a).

“Original Master Agreement” shall mean that certain Master Put Option and Membership Interest Purchase Agreement, dated as of December 17, 2008 (as in effect prior to any amendments thereof), by and among Constellation, EDFD, EDFI and the Company.

“Parallel Vehicle” has the meaning set forth in Section 13.3.

“Parent” means, as applicable, Constellation or EDFI.

“Parent CEO” means, with respect to any Member, the chief executive officer of the ultimate parent entity of such Member.

“Percentage Interest” with respect to a Member is set forth on Exhibit A, as the same shall be amended from time to time in accordance with this Agreement.  The Percentage Interest of each Member is calculated by dividing the number of Units owned by a Member by the total number of Units owned by all Members, and shall be adjusted from time to time in accordance with Section 3.1(d).

“Permitted Transfer” has the meaning set forth in Section 9.1(a).

“Permitted Transferee” means a Member’s Affiliate that is wholly-owned by the same ultimate parent entity; provided, however, that no Person shall be a Permitted Transferee (a) if the Transfer to such Person is made with the intent that the Transferee will make a subsequent Transfer or the transferor will subsequently Transfer interests in such Transferee in order to avoid the Transfer restrictions that would otherwise be applicable and (b) unless such Person agrees in writing with the Company at the time of such Transfer to Transfer back to the transferring Member the Transferred Membership Interests if such Person ceases to be a Permitted Transferee.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity.

“Power Services Agency Agreement” means that certain Power Services Agency Agreement, dated as of [                ], 2009, between the Company and CECG.

“PPA Amounts Owed” has the meaning set forth in Section 6.5(b).

“PPA Payments” has the meaning set forth in Section 6.5(a).

“Preemptive Notice” has the meaning set forth in Section 10.1(a).

“Prime Rate” means the prime rate published in the Wall Street Journal on the last Day of each month (or, if not a publication Day, the prime rate last published prior to such last Day).

“Provisional Budget” has the meaning set forth in Section 7.4(b).

“Redemption Price” has the meaning set forth in Section 12.2(a).

“Repurchase Election Period” has the meaning set forth in Section 12.2(a).

“Risk Profile Guidelines” means the risk profile guidelines of the Company established and maintained in accordance with Section 10.3(e).

“Rules” has the meaning set forth in Section 13.4(b).

“S&P” means the Standard & Poor’s Rating Group, a Division of The McGraw-Hill Companies, Inc., or its successor.

“Special Matter” has the meaning set forth in Section 7.2(j).

“Specified Actions” has the meaning set forth in Section 7.2(k).

“Strategic Plan” has the meaning set forth in Section 7.4(a).

“Subsidiary” means, for any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interest are, as of such date, owned, Controlled or held, directly or indirectly, by the parent, or (b) that is, as of such date, otherwise Controlled by the parent or one or more Subsidiaries of the parent.

“Tax” means any U.S. federal, state, local or non-U.S. tax or other governmental charge, fee, levy or assessment of whatever kind or nature, including all U.S. federal, state, local or non-U.S. income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back-up withholding, turnover, net asset, capital gains, value added, estimated, ad valorem, payroll and employee withholding, stamp, customs, occupation or similar taxes, and any social charges or contributions together with any interest, additions, or penalties with respect to these Taxes and any interest or penalties.

“Tax structure” has the meaning set forth in Section 13.10.

“Terminating Event” means, and shall occur upon the following:

(a)        If a Member:

(i)    Makes an assignment for the benefit of creditors;

(ii)   Files a voluntary petition in bankruptcy;

(iii)  Is adjudged bankrupt or insolvent or has entered against the person an order for relief in any bankruptcy or insolvency proceeding;

(iv)  Files a petition or answer seeking for that person any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation;

(v)   Seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the person’s properties; or

(vi)  Files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the person in any proceeding described in this subsection.

(b)        The continuation of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, for one hundred and twenty (120) Days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for one hundred and twenty (120) days or, if the appointment is stayed, for one hundred and twenty (120) days after the expiration of the stay during which period the appointment is not vacated.

(c)        In the event not covered under (a) or (b), if a Bankruptcy Event occurs with respect to a Member;

(d)        In the case of a Member:

(i)    who is an individual, the individual’s death or  adjudication by a court of competent jurisdiction as incompetent to manage the individual’s person or property;

(ii)   who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

(iii)  that is a partnership or a limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

(iv)  that is a corporation, the dissolution of the corporation or the revocation of its charter; or

(v)   the distribution by the fiduciary of the estate’s entire interest in the Company;

and, in any such case under (d)(i) through (d)(v), the successor or successors to the Member do not comply and/or cannot comply with the provisions of Article IX of this Agreement.

“Three-Year Budget” has the meaning set forth in Section 7.4(a).

“Total Exposure” means, with respect to each Company-Generation Sub and the CECG Power Purchase Agreement to which it is a party, the amount payable, if any, by CECG to such Company-Generation Sub upon the occurrence of an Early Termination Date (as defined in the relevant CECG Power Purchase Agreement) pursuant to Section 6(e) of such CECG Power Purchase Agreement, after giving effect to any setoff made in accordance with Section 6(f) of such CECG Power Purchase Agreement and any payment received from or on behalf of CECG in respect of the amount payable on such Early Termination Date, in each case as determined by each Company Generation -Sub, respectively, in the manner provided for in the respective CECG Power Purchase Agreements.

“Transfer” means, when used as a noun, any direct or indirect voluntary or involuntary sale, hypothecation, pledge, assignment, attachment or other transfer, including a transfer resulting from a merger, consolidation, assignment of assets or other similar transaction, and, when used as a verb, means voluntarily or involuntarily to sell, hypothecate, pledge, assign or otherwise transfer.

“Transferee” has the meaning set forth in Section 9.1(a).

“Transfer Notice” means the written notice given by a Member proposing to Transfer a Membership Interest, which shall include all details of such proposed Transfer, including the name of the Transferee and its material Affiliates, the date of the proposed Transfer, the portion of the Member’s Membership Interest to be Transferred, and the cash purchase price for the Membership Interest.

“Treasury Regulations” means the income Tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unadmitted Assignee” has the meaning set forth in Section 12.2(a).

“Unburdened Cost” shall mean such party’s out-of-pocket cost (including overhead and benefits), but shall exclude any profit.

“Unit A Accelerated Distribution Adjustment Amount” shall mean, as of any date specified as an “Early Termination Date” under Section 6 of any CECG Power Purchase Agreement:

, where:

A = the aggregate Percentage Interest with respect to all Members holding A Units as of such date,

B = the Declared Distribution Amount as of such date, provided, however, that for purposes of calculating a Unit A Accelerated Distribution Adjustment Amount, the Declared Distribution Amount shall not include any portion thereof that has been included in a prior Unit A Accelerated Distribution Adjustment Amount, and

C = the aggregate of the Total Exposures with respect to all such CECG Power Purchase Agreements.

Exhibit C to this Agreement contains an example of the computation of the Unit A Accelerated Distribution Adjustment Amount.

“Unit A Accelerated Distribution Amount” shall mean, as of any date, (i) $0, if, on or prior to such date, no CECG Power Purchase Agreement is or has been subject to an early termination, and (ii) otherwise, (a) the aggregate amount of all Unit A Accelerated Distribution Adjustment Amounts as of such date and all dates prior to such date minus (b) the aggregate amount distributed pursuant to Section 6.2(a) prior to such date.  Exhibit C to this Agreement contains an example of the computation of the Unit A Accelerated Distribution Amount.

“Unit A Accelerated Liquidation Amount” shall mean, as of any date, (i) $0, if, on or prior to such date, no CECG Power Purchase Agreement is or has been subject to an early termination, and (ii) otherwise:

, where:

A = the aggregate of the Total Exposures with respect to all CECG Power Purchase Agreements that are or have been subject to an early termination on or prior to such date,

B = the aggregate Percentage Interest with respect to all Members holding A Units as of such date,

C = the aggregate Percentage Interest with respect to all Members holding B Units as of such date, and

D = the aggregate amount distributed pursuant to Section 6.2(a) (other than amounts attributable to Declared Distribution Amounts) and Section 12.4(b)(iv) prior to such date.

Exhibit C to this Agreement contains an example of the computation of the Unit A Accelerated Liquidation Amount.

“Unit B Accelerated Distribution Adjustment Amount” shall mean, as of any date specified as an “Early Termination Date” under Section 6 of any CECG Power Purchase Agreement, the product of (i) the aggregate Percentage Interest with respect to all Members holding B Units as of such date multiplied by (ii) the Declared Distribution Amount as of such date, provided, however, that for purposes of calculating a Unit B Accelerated Distribution Adjustment Amount, the Declared Distribution Amount shall not include any portion thereof that has been included in a prior Unit B Accelerated Distribution Adjustment Amount.  Exhibit C to this Agreement contains an example of the computation of the Unit B Accelerated Distribution Adjustment Amount.

“Unit B Accelerated Distribution Amount” shall mean, as of any date, (i) $0, if, on or prior to such date, no CECG Power Purchase Agreement is or has been subject to an early termination, and (ii) otherwise, (a) the aggregate amount of all Unit B Accelerated Distribution Adjustment Amounts as of such date and all dates prior to such date minus (b) the aggregate amount distributed pursuant to Section 6.2(b) prior to such date.  Exhibit C to this Agreement contains an example of the computation of the Unit B Accelerated Distribution Amount.

“Units” means units of Membership Interests in the Company having the rights set forth in this Agreement.

“Withdrawal Interest” has the meaning set forth in Section 12.2(a).

“Withdrawn Member” has the meaning set forth in Section 12.2(a).

“Withholding Agent” has the meaning set forth in Section 6.6(a).

Capitalized terms not otherwise defined in this Article I shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

ORGANIZATION AND NAME; OFFICE; PURPOSE

Section 2.1             Organization.  The Company was formed on December 15, 1999 by the execution and filing with the Department of Assessments and Taxation of the State of Maryland of the Articles of Organization.

Section 2.2             Name of the Company.  The name of the Company is “Constellation Energy Nuclear Group, LLC.”  The Company may do business under that name and under any other name or names that the Board of Directors may, in its sole discretion, determine.  If the Company does business under a name other than that set forth above, then the Company shall file a trade name application as required by law.

Section 2.3             Purpose.  The Company is organized:

(a)          To operate as a holding company;

(b)          To directly and indirectly, purchase, own, operate, manage and sell assets involved in nuclear power generation, storage and distribution businesses, including, without limitation, ownership interests in the Company’s Subsidiaries, and their respective assets;

(c)          To enter into any agreement providing for the management, operation and administration of the activities of the Company and its Subsidiaries including any agreements for the sale of electric capacity, energy or ancillary services;

(d)          To negotiate, authorize, execute, deliver and perform any agreement or instrument or document relating to the activities set forth in clauses (a) through (c) above; and

(e)          To have all of the powers permitted by the Act.

Section 2.4             Principal Office.  The principal office of the Company shall be located at 750 East Pratt Street, Baltimore, Maryland 21202, or at any other place or places within the State of Maryland as the Board of Directors shall, in its sole discretion, deem necessary or advisable.

Section 2.5             Resident Agent.  The name and address of the Company’s resident agent in the State of Maryland shall be CT Corporation System, 300 East Lombard Street, Baltimore, Maryland 21202.  The name and/or address of the resident agent of the Company may at any time be changed by filing the new name and/or address with the Maryland Department of Assessments and Taxation pursuant to the Act.

Section 2.6             Term.  This Agreement shall be effective as of the date hereof.  The existence of the Company shall be perpetual, unless terminated in accordance with the provisions of this Agreement.

Section 2.7             No State Law Partnership; No Concerted Action.

(a)        Notwithstanding the provisions of Article VIII, the Members intend that the Company shall not be a partnership (including a general partnership or a limited partnership), and that no Member shall be a partner of any other Member with respect to the business of the Company for any purposes other than U.S. federal, state and local Tax purposes, and this Agreement shall not be construed to suggest otherwise.

(b)        Each Member hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights hereunder, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer or partner of, the other Member.  Other than in respect of the Company, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein.  Nothing contained in this Agreement shall be construed as creating any fiduciary relationship of any nature between the Members.

Section 2.8             Lack of Authority of Members.  Except as expressly set forth herein, the Members shall not have the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures, debts, liabilities or obligations on behalf of the Company.  Accordingly, no Member shall be considered an agent of the Company solely by virtue of being a Member, and no Member shall have authority to act for or bind the Company solely by virtue of being a Member.

Section 2.9             Limitation of Liability of Members.  To the fullest extent permitted by Applicable Law, each Member’s liability to provide capital or other assets to the Company shall be limited to such Member’s agreed investment in the Company, including any Additional Capital Contributions such Member is committed to make under this Agreement to the extent such investment or contribution has not yet been made, and in the case of Additional Capital Contributions, such obligation shall be solely to provide such contributions for the purposes such Member has committed to make such Additional Capital Contributions, and no Member shall have any further obligation to make any other contributions of capital or provide other property to the Company.

Section 2.10           No Personal Liability of Members.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and, to the fullest extent permitted by Applicable Law, no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.  No Member shall be liable for any obligation of the Company unless such liability is expressly assumed by such Member in a separate written agreement signed by such Member.

ARTICLE III

MEMBERSHIP INTERESTS; ADDITIONAL MEMBERS

Section 3.1             Membership Interests.

(a)        The Company has authorized the issuance of 10,000 Units, which may be designated as one or more classes or series of Units.  The Board of Directors may authorize the issuance of additional Units or the creation of additional classes of Units having such powers, designations and preferences and rights as may be determined by the Board of Directors pursuant to an action of the Board of Directors (subject to the other terms of this Agreement (e.g., Section 3.2)), and the Board of Directors shall have the authority to make such amendments to this Agreement as are necessary or appropriate to give effect to the foregoing, subject to the requisite Member consent under Section 7.8.

(b)        On the effective date hereof, EDFD acquired 49.99% of the outstanding Units pursuant to the terms of the Master Agreement.  For so long as EDFD or any of its Affiliates maintains ownership of such acquired Units, the Units held by EDFD and its Affiliates shall be designated as “A Units.”  All other Units shall be designated as “B Units” provided, however, to the extent EDFD or any of its Affiliates transfers any of the A Units to another Person, such transferred Units shall not be designated as B Units.

(c)        The Membership Interests shall be uncertificated; provided, however, that all or a portion of a Member’s Membership Interest shall be certificated upon written request of such Member, in which event the Board of Directors shall establish procedures related to certificated Membership Interests.

(d)        The Units (as set forth on Exhibit A) shall be adjusted from time to time, as applicable, to reflect (i) the Transfer by a Member of its Membership Interests in accordance with this Agreement, (ii) the admission of a new Member in accordance with this Agreement, (iii) Additional Capital Contributions made by the Members in accordance with Section 4.2, and (iv) such other events as otherwise may give rise to a change in a Member’s ownership of its Membership Interests under this Agreement.  Upon any change in a Member’s ownership of its Membership Interests, the Board of Directors shall (or shall cause the CEO to) amend Exhibit A to properly reflect such change, including any change to the Percentage Interests of the Members, and the Board of Directors shall (or shall cause the CEO to) deliver a copy of Exhibit A, as so amended, to each Member.

Section 3.2             Additional Members.

(a)        After the date hereof, a Person may be admitted to the Company as a Member only pursuant to an action by the Board of Directors in accordance with Section 7.2(j)(vii) (but subject to the restrictions in Section 10.1 and the requirement for Member approval in Section 7.8, or pursuant to Article IX in the case of Transfers of Membership Interests by existing Members, or pursuant to Section 12.2, as applicable.  Notwithstanding, and in addition to, the foregoing, no Person shall be admitted as a Member unless (x) such Person shall execute and deliver a counterpart of this Agreement, and (y) the Board of Directors is satisfied that such admission would not result in a violation of any Applicable Law or any term or condition of this Agreement.

(b)        In the event a new Member is to be admitted by the Board of Directors as provided in Section 3.2(a), the Board of Directors shall determine, in accordance with Section 7.2(j)(vii), the terms of such new Member’s admission, including the amount of such new Member’s Capital Contribution and the number of Units to be issued to such new Member.

Section 3.3             Representations and Warranties.

(a)        Member Representations.  Each Member represents and warrants to the other Members and the Company, as to itself only, that:

(i)        It has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(ii)       The execution, delivery and performance by it of this Agreement has been duly authorized, and no other action on the part of such Member or its officers, managers, board of directors, shareholders or members is necessary to authorize the execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement.

(iii)      This Agreement has been duly executed and delivered by it and is a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally, and (2) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

(iv)     It understands that the Company intends to be classified and taxed as a partnership for U.S. federal Tax purposes and not as a publicly traded partnership, and accordingly agrees that it will not Transfer any Membership Interests, or cause any Membership Interests to be marketed, on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704(b)(2) of the Code, including, without limitation, an over-the-counter market or an interdealer quotation system that regularly disseminates firm buy or sell quotations.

(v)      It is either:

(1)     Not a partnership, grantor trust, S corporation, limited liability company or other pass-through entity for U.S. federal income Tax purposes; or

(2)     If it is an entity referred to in clause (1), then either: (x) it was not formed for the purpose of acquiring all or part of the Membership Interests and not more than 40% of the value of the interest of each of its beneficial owners will be attributable to the Membership Interests so acquired, or (y) it has and will have only the number of ultimate beneficial owners (looking through a pass-through entity described in clause (1) above to its beneficial owners, unless such an entity is able to give the certification in (1) or (2)(x)) identified to the Company in a written letter accompanying this Agreement.

(b)        Company Representations.  The Company has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance by the Company of this Agreement has been duly authorized by the Company, and no other action on the part of the Company or the Company’s Board of Directors or Members is necessary to authorize the execution and delivery by the Company of this Agreement and the performance by it of its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally, and (2) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1             Initial Capital Contributions.  No Member shall be required to make any initial capital contributions to the Company other than those specified in the Master Agreement.

Section 4.2             Additional Capital Contributions.

(a)        The Board of Directors shall have the right to call for an Additional Capital Contribution upon approval of the Board of Directors in accordance with Section 7.2(j).

(b)        Prior to making any Additional Capital Contributions, the Members shall discuss alternative sources of financing (including debt financing).

(c)        A Member’s obligation to make Capital Contributions, if any such obligation exists, shall not inure to the benefit of, or be enforceable by, any Person other than the Company, the Board of Directors and the other Members.

(d)        The making of or failure to make any Additional Capital Contributions pursuant to this Section 4.2 shall not affect the right of any Member to participate in the management of the Company or the governance provisions set forth in this Agreement.

Section 4.3             Nonpayment of Additional Capital Contributions.  If a Member fails to make any Additional Capital Contributions required in accordance with this Article IV within thirty (30) Business Days after it is requested, interest shall accrue on the unpaid portion at the lesser of (a) the Prime Rate plus 4% per annum and (b) the maximum rate permitted by Applicable Law.  The Company or the other Member(s) who is not an Affiliate of the Member failing to make the Additional Capital Contribution, on behalf of the Company, may institute proceedings under Sections 13.4(b) and 13.4(c) (it being understood that the escalation process of Section 13.4(a) would not apply) against a Member that fails to make any Additional Capital Contributions provided for in this Article IV.

Section 4.4             Advances by Members.  If the Company does not have sufficient cash to pay its obligations, any Member, upon the approval of the Board of Directors in accordance with Section 7.2(j), may advance all or part of the needed funds to or on behalf of the Company, provided, however, that if such advance is necessary due to a failure by a Member to make an Additional Capital Contribution, an advance by the Member(s) who is not an Affiliate of the Member failing to make such Additional Capital Contribution shall not require approval of the Board of Directors in accordance with Section 7.2(j).  An advance described in this Section 4.4 shall constitute a loan from such Member(s) to the Company, shall bear such interest rate as agreed to by the Board of Directors and such Member(s) from the date of the advance until the date of payment, and shall not constitute a Capital Contribution.

ARTICLE V

BOOKS AND RECORDS

Section 5.1             Books and Records.  The officers of the Company, acting under the general supervision of the Board of Directors, shall cause to be performed all general and administrative services on behalf of the Company in order to assure that complete and accurate books and records of the Company are maintained at such place designated by the Board of Directors showing the names, addresses and respective Membership Interests of the relevant Members, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s respective business and affairs.

Section 5.2             Fiscal Year.  The fiscal year of the Company for financial and Tax reporting purposes (the “Fiscal Year”) shall end on December 31 of each year or, if applicable, on the date of dissolution of the Company, unless a different fiscal year for Tax reporting purposes is required by the Code.

Section 5.3             Bank Accounts.  All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Company.  The funds of the Company shall not be commingled with the funds of any Member.  Checks will be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by one or more authorized officers of the Company.

Section 5.4             Company Information.

(a)        The Company agrees to deliver to each Member:

(i)    within fifteen (15) Days after the end of each month in each Fiscal Year, unaudited monthly income statements and balance sheets of the Company and its consolidated Subsidiaries;

(ii)   within forty-five (45) Days after the end of each fiscal quarter in each Fiscal Year, unaudited quarterly financial statements of the Company and its consolidated Subsidiaries;

(iii)  within ninety (90) Days after the end of each Fiscal Year, audited annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries prepared in accordance with GAAP and audited by PricewaterhouseCoopers LLP (or any successor auditor (which shall be an independent nationally recognized accounting firm selected by the Board of Directors in accordance with Section 7.2(g))); and

(iv)  with reasonable promptness, such other data and information regularly prepared for senior management of the Company as from time to time may be reasonably requested by any Member.

(b)        The Company shall afford, and shall cause its Subsidiaries and its and their respective officers, Directors, employees, auditors, counsel and agents to afford, each Member (and the Member’s employees and agents) reasonable access during regular business hours to the Company’s and its Subsidiaries’ respective officers, Directors, employees, auditors, counsel and agents and to all of the Company’s respective properties, books and records, and shall furnish (including the right to copy) the Member (and the Member’s respective employees and agents) with all financial, operating and other data and information as the Members may reasonably request.

ARTICLE VI

DISTRIBUTIONS

Section 6.1             Extraordinary Distribution.  Notwithstanding any provisions herein to the contrary, within seven (7) Business Days of the Effective Date, the Company shall make a distribution to CNL and shall repay certain liabilities owed to Constellation in the aggregate amount equal to the Capital Contribution made by EDFD on the Effective Date.

Section 6.2             Distributions Other Than Under Section 12.4.  Subject to Section 6.4, and except as provided in Section 12.4, the Company shall make distributions to the Members in the following order and priority:

(a)        first, to the Members holding A Units, pro rata in proportion to their relative Percentage Interests, an amount equal to the Unit A Accelerated Distribution Amount as of the date of the applicable distribution;

(b)        second, to the Members holding B Units, pro rata in proportion to their relative Percentage Interests, an amount equal to the Unit B Accelerated Distribution Amount as of the date of the applicable distribution;

(c)        third, to the Members holding B Units, pro rata in proportion to their relative Percentage Interests, an amount equal to the Accrued Special Distribution Amount as of the date of the applicable distribution;

(d)        fourth, to the Members, pro rata in proportion to their relative Percentage Interests, an amount equal to the Current Tax Distribution Amount as of the date of the applicable distribution;

(e)        fifth, to the Members holding B Units, pro rata in proportion to their relative Percentage Interests, an amount equal to the Current Special Distribution Amount as of the date of the applicable distribution;

(f)         sixth, to the Members, pro rata in proportion to their relative Percentage Interests, an amount equal to the Accrued Tax Distribution Amount as of the date of the applicable distribution;

(g)        seventh, to the Members, pro rata in proportion to their relative Percentage Interests, an amount equal to the Monthly Distribution Amount as of the date of the applicable distribution; and

(h)        eighth, to the Members, pro rata in proportion to their relative Percentage Interests, the remaining amount of the applicable distribution, which amount is approved by the Board of Directors in accordance with Section 7.2(j)(v).

Section 6.3             Distribution Dates and Amounts.  Subject to Section 6.4, and except as provided in Section 12.4, the Company shall make distributions to the Members pursuant to Section 6.2 as follows:

(a)        on each date specified as an “Early Termination Date” under Section 6 of each CECG Power Purchase Agreement, or as soon as practicable thereafter, in the minimum amount necessary such that distributions are made pursuant to Sections 6.2(a) and (b) in the full amounts described therein;

(b)        on the fifth day preceding each installment due date specified in Section 6655(c) of the Code, or as soon as practicable thereafter, in the minimum amount necessary such that distributions are made pursuant to Section 6.2(d) in the full amount described therein;

(c)        within fifteen (15) days after the filing of the Company’s annual IRS Form 1065 for each Fiscal Year, or as soon as practicable thereafter, in the minimum amount necessary such that distributions are made pursuant to Sections 6.2(c) and (e) in the full amounts described therein; and

(d)        on the first Business Day following the 14th day after the end of each month, or as soon as practicable thereafter, in the minimum amount necessary such that distributions are made pursuant to Section 6.2(g) in the full amount described therein.

For the avoidance of doubt, all distributions made pursuant to this Section 6.3 shall be made in the order and priority set forth in Section 6.2.  Notwithstanding anything in this Agreement to the contrary, the approval of the Board of Directors shall not be required for the Company to make the distributions provided for in this Section 6.3 or in subsections (a) through (g) of Section 6.2.

Section 6.4             Limitations on Distributions.

(a)        Notwithstanding any provisions herein to the contrary, the Company shall not make a distribution to any Member if such distribution would violate the Act.

(b)        Notwithstanding any provisions herein to the contrary, the Company shall not make distributions, other than the distributions required to be made under Section 6.3, at any time in excess of the Net Available Cash at such time.  Distributions made pursuant to Section 6.2(h) shall be calculated based on funds from operations (net income plus (i) depreciation and amortization, and (ii) budgeted capital expenditures and other cash requirements for which a Member has injected its proportionate share of cash or assets to satisfy such budgeted amounts, and minus (iii) gains on sales of properties), provided that the Member receiving such distributions, prior to the receipt of such distribution, has contributed the full amount of capital to the Company represented in the calculation for capital expenditures and other projected cash requirements.  If a Member has not contributed its proportionate share of such capital expenditures and other projected cash requirements, its distributions made pursuant to Section 6.2(h) shall be net of such amounts.  For the avoidance of doubt, the Company shall make the distributions required to be made under Section 6.3 as soon as the Company has cash available for distribution, subject to any restrictions set forth in any credit or other agreement binding on the Company, but regardless of projected cash requirements.

(c)        If any obligation or liability of the Company is determined by the Company or the IRS to be an obligation or liability pursuant to which Tax losses or deductions are allocated to Members holding B Units in a manner inconsistent with allocations of the economic losses related thereto, distributions pursuant to Sections 6.2(c) and (e) will be reduced by an amount equal to the product of the Effective Tax Rate multiplied by the aggregate amount of such Tax losses and deductions.

Section 6.5             Limitation on Certain Distribution Rights.

(a)        In consideration of the right to receive distributions pursuant to Section 6.2(a), upon receipt of the full Unit A Accelerated Distribution Amount distributable in connection with the early termination of any particular CECG Power Purchase Agreement (but only to the extent such Unit A Accelerated Distribution Amount is not subject to future avoidance, defeasement, offset, repayment or claw back), the Members holding A Units shall receive on account of such A Units further distributions pursuant to Section 6.2 of any payments made by or on behalf of CECG (or CECG’s estate in the event of CECG’s bankruptcy) to the relevant Company-Generation Sub on account of CECG’s obligations under such particular CECG Power Purchase Agreement (the “PPA Payments”) only to the extent the product of (i) the Percentage Interest of the Members holding A Units and (ii) the PPA Payments exceeds the Unit A Accelerated Distribution Amount with respect to such particular CECG Power Purchase Agreement.  To the extent that the Unit A Accelerated Distribution Amount distributed to the Members holding A Units in connection with the early termination of any particular CECG Power Purchase Agreement is subsequently avoided, defeased, offset, repaid or clawed back, then the Members holding A Units shall be entitled to receive payment of their full pro rata share of any payments made by or on behalf of CECG (or CECG’s estate) to the relevant Company-Generation Sub on account of CECG’s obligations under such particular CECG Power Purchase Agreement.

(b)        In the event that CECG has failed to make payment to any Company-Generation Sub under any particular CECG Power Purchase Agreement (the “PPA Amounts Owed”) and such failure to make payment has caused a breach under such particular CECG Power Purchase Agreement, the distributions to which the Members holding B Units shall be entitled to under Section 6.2 shall be reduced by the aggregate outstanding PPA Amounts Owed.  To the extent that CECG subsequently pays to the Company any such PPA Amounts Owed, then the Members holding B Units shall be entitled to receive distributions in an amount equal to the total of any such PPA Amounts Owed that are paid to the Company up to the amount by which their distributions were previously reduced.

Section 6.6             Withheld Taxes.

(a)        Each Member shall, to the fullest extent permitted by Applicable Law, indemnify and hold harmless each Person who is, or who is deemed to be, the responsible withholding agent (the “Withholding Agent”) for federal, state, local and non-U.S. Tax purposes against all claims, liabilities and expenses of whatever nature relating to the Withholding Agent’s obligation to withhold and to pay over, or otherwise pay, any withholding or other Taxes on income or gain allocable to such Member, payable by the Company or as a result of such Member’s participation in the Company.

(b)        Notwithstanding any other provision herein, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other Taxes payable by the Company with respect to such Member or as a result of such Member’s participation in the Company if, and to the extent that, the Company shall be required to withhold or pay any such Taxes (including any amounts withheld from amounts payable to the Company to the extent attributable, in the judgment of the Company, to the interest of such Member in the Company).  The Member shall be deemed for all purposes stated herein to have received a payment from the Company pursuant to Section 6.2 as of the time such withholding or Tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member’s Interests.  To the extent that the aggregate of such deemed payments to a Member for any period does not exceed the distributions to which such Member is otherwise entitled for such period, the Company shall reduce the amount of the distributions which would otherwise have been made to such Member, and if such distributions are not sufficient to reimburse the Company for such Tax payments (as the Company reasonably determines), the Company shall notify such Member who shall pay over to the Company, within fifteen (15)

Business Days of such notice, an amount equal to such shortfall.  Interest shall accrue on any amounts that a Member fails to pay to the Withholding Agent within fifteen (15) Business Days after it is requested under this Section 6.6 at the lesser of (A) the Prime Rate plus 4% per annum and (B) the maximum rate permitted by Applicable Law.  To the extent commercially reasonable, the Company shall give prompt notice to each Member of any potential withholding or other Taxes payable by the Company with respect to such Member or as a result of such Member’s participation in the Company and shall cooperate with each Member desiring to take reasonable steps to mitigate any such Tax liability provided, that (i) any expenses associated with such cooperation shall be borne solely by the applicable Member and (ii) the Company shall not be precluded from fulfilling all its withholding and other Tax obligations under Applicable Law (and shall not be liable to any Member for fulfilling such obligations).

(c)        To the extent able, each Member shall deliver to the Company:  (i) an affidavit in form satisfactory to the Company that such Member (or its partners, members, shareholders or other owners as the case may be) is or is not subject to Tax withholding under the provisions of any federal, state, local, foreign or other law as of the date of this Agreement; and/or (ii) a certificate of non-foreign status under Treasury Regulations Section 1.1445-5(b)(3)(ii) (or any successor provision), and any other certificates, forms, or instruments reasonably requested by the Company relating to such Member’s status under such laws.  Each Member shall cooperate with the Company to the extent reasonably requested by it in connection with any Tax audit of or involving the Company or any of its existing or former investments.

(d)        The economic burden of any Tax (whether collected through withholding or directly imposed on the Company or any subsidiary (whether by law, regulation or contract)) that, in the Company’s reasonable discretion (as determined by the Board of Directors), is attributable to the identity or jurisdiction of a Member or to such Member’s failure to provide the information described in Section 6.6(c) will be specially allocated by the Company to any such Member and the Company may similarly specially allocate amounts held in reserve by the Company or any subsidiary related to such Tax, or an indemnity related thereto, or a purchase price discount, holdback, offset or similar reduction in gross proceeds reasonably related to such Tax.  Any such Member shall be treated as having received an amount equal to all such Taxes paid or withheld as a distribution pursuant to Section 6.2.

Section 6.7             Information to be Provided by Members.

(a)        Prior to this Agreement becoming effective, each Member shall provide a duly completed and executed valid IRS Form W-9 or W-8BEN, and shall provide a new IRS Form W-9 or W-8BEN (or successor forms) promptly upon learning that any form provided to the Company has become obsolete or incorrect.

(b)        In case of any assignment of a Membership Interest or admission of a new Member pursuant to this Agreement, a Member shall (unless waived in writing by the Company) provide a duly completed and executed valid IRS Form W-9 or W-8BEN (or successor forms) prior to such assignment or admission becoming effective and shall provide a new IRS Form W-9 or W-8BEN (or successor form) promptly upon learning that any form provided to the Company has become obsolete or incorrect.

ARTICLE VII

MANAGEMENT: RIGHTS, POWERS AND DUTIES

Section 7.1             General.

(a)        Except as provided in this Agreement and except for situations in which the approval of any or all Members is expressly required by this Agreement or non-waivable provisions of Applicable Law, (i) all of the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a board of directors (the “Board of Directors”) and (ii) the Board of Directors may make all decisions and take all actions for the Company not otherwise provided for in this Agreement.  The Board of Directors must act as a board in accordance with the provisions of this Agreement, and no individual Director, as such, shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, the Company unless expressly authorized to do so by action taken by the Board of Directors in accordance with this Agreement.

(b)        The Members shall have no power to participate in the management or affairs of the Company other than the right to appoint Directors and the right to nominate or designate officers as expressly set forth herein and the right to vote on the matters set forth in Section 7.8 or matters requiring approval of the Members as set forth herein or under Applicable Law.  The Members shall not have meetings or voting rights with respect to the management of the Company and shall not be entitled to vote on or consent to or approve or disapprove actions or decisions regarding the Company except as expressly provided herein or as required by Applicable Law.  Accordingly, no Member shall be considered an agent of the Company solely by virtue of being a Member, and no Member shall have authority to act for or bind the Company solely by virtue of being a Member.  Members shall act by written consent with respect to any action required or permitted to be taken by the Members.

Section 7.2             The Board of Directors.

(a)        Composition.  The Board of Directors shall be composed of ten (10) Directors.  Each of CNL and EDFD and their respective successors, if any, shall have the right as a Member to appoint five (5) Directors to the Board (such Directors, the “CNL Directors” and the “EDFD Directors,” respectively), which directors shall include the Chairman (who shall be a U.S. citizen). All of the Directors appointed by CNL or any successor to CNL shall be U.S. citizens.  The Board shall elect the CEO of the Company.

The initial Directors appointed by CNL shall be: Michael Wallace, Henry Barron, Charles Berardesco, Jonathan Thayer and Kathleen Hyle.

The initial Directors appointed by EDFD shall be:  Jean-Pierre Benqué, Jean-Paul Palma, Stéphane Ramon, Jacques Regaldo, and Jacques Sacreste.

(b)        Election and Tenure of Directors.  Each Director shall hold office until his successor has been appointed and qualified, or until the earlier of his death, disability, resignation or removal as provided in this Agreement.

(c)        Removals and Vacancies.  Any Director may be removed at any time, with or without cause, only by the Member or its successor, if any, if such successor is a Member, that appointed such Director.  Any Director may resign at any time upon written notice to the Board of Directors and the Members.  Such resignation shall take effect at the time specified in the written notice, or, if no time is specified therein, at the time of its receipt by the Members; provided, however, that the acceptance of a resignation will not be necessary to make it effective, unless so specified in the resignation.  Any vacancy on the Board of Directors may only be filled by the Member or their respective successors, if any, if such successor is a Member, that originally appointed the Director who is no longer serving in such capacity.  The applicable Member or their respective successors, if any, if such successor is a Member, shall promptly appoint a replacement for any such Director who has resigned or was removed.

(d)        Regular Meetings.  Regular meetings of the Board of Directors shall be held no less frequently than quarterly at such time as may be designated from time to time by the Board of Directors.  All meetings of the Board of Directors shall be held at the general offices of the Company or elsewhere, as determined from time to time by the Board of Directors.

(e)        Special Meetings.  Special meetings of the Board of Directors may be held at any time or place upon call by the Chairman of the Board of Directors or the CEO or upon the written request of at least two (2) Directors (addressed to the Secretary of the Company).

(f)         Notice of Meeting.  The Secretary shall give notice to each Director of each regular and special meeting of the Board of Directors.  The notice shall state the time, place and agenda of the meeting and include appropriate documentation to be considered at the meeting.  Notice for regular meetings is given to a Director when it is delivered personally to the Director, left at the Director’s principal residence or usual place of business, or transmitted by facsimile or telephone, at least seven (7) Business Days before the date of the meeting or, in the alternative, sent by first priority, overnight (if available) courier addressed to the Director’s address as it shall appear on the records of the Company, at least eight (8) Business Days for domestic deliveries to overnight delivery areas or nine (9) Business Days for international and other deliveries before the day of the meeting.  Notice for special meetings shall be given to each Director with as much advance notice as is practicable under the circumstances.  Notice of any meeting of the Board of Directors is waived by any Director who attends the meeting or who, before or after the meeting, signs a waiver of notice which is filed with the records of the meeting.  Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

(g)        Quorum; Action by Directors.  Except as set forth in Sections 7.2(j) and 7.2(k), the action of a majority of the Directors present in person or by proxy (which proxy shall only be given to a Director) at a meeting at which a quorum is present is an action of the

Board of Directors, provided, that at least one director appointed by each of CNL, if it is a Member, or its respective successor, if any, if such successor is a Member, and EDFD, if it is a Member, or its respective successor, if any, if such successor is a Member, votes in favor of the action, with the exception of matters decided by a casting vote pursuant to Section 7.3(c) or decided pursuant to Section 7.2(k).  A majority of the entire Board of Directors, including at least one Director appointed by each of CNL, if it is a Member, or its respective successor, if any, if such successor is a Member, and EDFD, if it is a Member, or its respective successor, if any, if such successor is a Member, shall constitute a quorum for the transaction of business.  In the absence of a quorum, the Directors present, by majority vote and without notice other than by announcement, may adjourn the meeting from time to time until a quorum shall be present.  At any such reconvened meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.  Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each Director and filed with the minutes of proceedings of the Board of Directors.

(h)        Meeting by Telephone Conference.  Members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means constitutes presence in person at a meeting.

(i)         Committees of the Board of Directors.  From time to time, the Board of Directors may establish one or more committees with such composition, responsibilities and powers as the Board of Directors may determine, provided, however, that such committees shall, at a minimum, include an audit committee, a compensation committee and a governance committee; and provided, further, that Directors appointed by each of CNL, if it is a Member, or its respective successor, if any, if such successor is a Member, and EDFD, if it is a Member, or its respective successor, if any, if such successor is a Member, shall be appointed in equal numbers on all such committees.  Committees shall meet at such times as they or the Board of Directors directs.  The decisions of any committee shall be subject to the ultimate approval of the Board of Directors.  The Board of Directors shall establish rules governing the organization and actions of each committee based on the provisions of this Agreement with respect to the Board of Directors.  The governance committee shall review the Company’s organizational structure at least annually.

(j)         Special Matters.  Notwithstanding anything herein to the contrary, but subject to Section 7.3(c), approval of all the Directors then in office shall be required with respect to the following matters (each of which shall constitute a “Special Matter”).  At any time that the Directors are considering a Special Matter, all of the Directors appointed by a Member must vote in the same manner, either for or against.

(i)            The timing of the presentation and adoption of each Annual Budget, Three-Year Budget and Strategic Plan;

(ii)           Any increase in the cost of a material element identified in the Annual Budget or Provisional Budget that individually or in the aggregate amounts to a material increase in the cost of such element in the Annual Budget or Provisional Budget, or any increase in any other costs incurred in accordance with the Annual Budget or Provisional Budget that amounts to a material increase in the aggregate costs under the Annual Budget or Provisional Budget (other than any variance relating to a Non-Controllable Item);

(iii)          The entry into of any contract that exceeds $50 million in total potential liability or risk to the Company over the term of the contract, unless the expenditures for such contract are provided for in the Annual Budget, Three-Year Budget or Provisional Budget;

(iv)          The entry into of any contract between the Company and any Member or any of such Member’s Affiliates not specifically provided for in the Annual Budget, Three-Year Budget or Provisional Budget and exceeding $10 million in total potential liability or risk to the Company over the term of the contract;

(v)           The making of any distribution by the Company to its Members (other than distributions required to be made pursuant to Section 6.3) or by any Subsidiary to the Company (other than as necessary so that the Company may make distributions required to be made pursuant to Section 6.3);

(vi)          Any change to the organization, governance or management of any Subsidiary of the Company from the principles set forth in Section 7.10, and any commitments to provide capital or credit support to a Subsidiary or Investee Company;

(vii)         The issuance of any New Securities or the admission of any new Member to the Company (other than in connection with a Transfer of a Membership Interest in compliance with Article IX or Section 12.2 and subject to any approval required under Section 7.8);

(viii)        Any incurrence of indebtedness, individually or in a series of related transactions that have not been expressly approved as a Special Matter, in excess of $50 million, or the granting of any guaranty or lien, mortgage or pledge over all or substantially all of the assets of the Company and its Subsidiaries;

(ix)           Initiating or making any settlement or compromise of a claim in excess of $10 million in connection with a dispute (whether or not involving litigation) involving a third party, or any dispute with a Governmental Authority;

(x)            Staffing of key executive officer positions of the Company, consistent with Section 7.9;

(xi)           A grant of authority to the Chairman, CEO or other officers of the Company that would materially alter the authority granted to such officer under this Agreement other than delegations of authority in the ordinary course of business;

(xii)          Any reorganization, dissolution, liquidation, winding up or bankruptcy of the Company or any Subsidiary of the Company, or any vote by the Company relating to its ownership interest in any Subsidiary or Investee Company;

(xiii)         Any decision requiring the Members to make any Additional Capital Contributions;

(xiv)        Amending in any material respect the charter, bylaws or other organizational documents of any Company Subsidiary or Investee Company;

(xv)         Any decision by the Company to enter into a new line of business;

(xvi)        Changes in material accounting policies, other than as required by GAAP;

(xvii)       The engagement or discharge of independent auditors;

(xviii)      Any decision by the Company to enter into any material acquisition, divestiture, joint venture or partnership;

(xix)    Any decision by the Company to enter into a Company Change of Control transaction or to effect an initial public offering of the Company;

(xx)          Any recapitalization, reclassification or similar event by the Company;

(xxi)         Any loans or advances provided to the Company by a Member, except for any loan made by a Member to the Company in satisfaction of a failure by another Member who is not an Affiliate of the Member providing the loan or advance to make a capital contribution in accordance with Section 4.2;

(xxii)        The decision as to whether or not to stop operations and/or close a nuclear facility to begin its decommissioning;

(xxiii)       The decision to seek re-licensing of a nuclear facility;

(xxiv)       The decision to buy, sell, lease or otherwise dispose of its interest in a nuclear facility;

(xxv)        Beginning on January 1, 2011, from such time that (i) the credit rating of Constellation’s senior unsecured debt is below BBB- according to S&P or Baa3 according to Moody’s or (ii) the aggregate Fixed Product Exposure under all CECG Power Purchase Agreements exceeds $100 million, the decision to enter into any Monthly Energy Hedge Transaction under any CECG Power Purchase Agreement after such event which requires the delivery of Fixed Product on or after January 1, 2012 ; provided, that this decision shall no longer be deemed to be a Special Matter if, prior to January 1, 2011, CECG and each Company-Generation Sub have amended each of the CECG Power Purchase Agreements to include a mutually acceptable credit arrangement supporting CECG’s obligations under each of the CECG Power Purchase Agreements;

(xxvi)       Any decision to terminate, restructure or repurchase any Monthly Energy Hedge Transaction;

(xxvii)      On or before December 31, 2010, any decision to amend the Company’s Risk Profile Guidelines from those established as of the Effective Date;

(xxviii)     The decision to cause a Company-Generation Sub to extend the term of a CECG Power Purchase Agreement or an EDFTNA Power Purchase Agreement;

(xxix)       The decision to cause a Company-Generation Sub to accept amended credit support provisions under a CECG Power Purchase Agreement; and

(xxx)        Entering into any agreement or arrangement to do any of the above.

(k)        Affiliate Contract Default Matters.  Notwithstanding anything herein to the contrary, in the event that the Company or any of its Subsidiaries, on the one hand, is party to an agreement (an “Affiliate Contract”) with a Member or an Affiliate of a Member (not including the Company or any of its Subsidiaries), on the other hand (an “Affiliate Contract Party”), the Directors appointed by the Member that is the Affiliate Contract Party or is an Affiliate of the Affiliate Contract Party shall recuse themselves from actions and decisions with respect to Specified Actions regarding any such Affiliate Contract.  The Directors appointed by the other Member(s) who is not an Affiliate Contract Party or an Affiliate of the Affiliate Contract Party shall have the sole right to (1) direct or cause, as applicable, the Company and (2) act on behalf of the Company in its capacity as sole shareholder of any Company-Generation Sub to direct or cause, as applicable, such Company-Generation Sub, as appropriate, with respect to all actions and decisions under such Affiliate Contract (other than such actions or decisions that are ordinary course or day-to-day business decisions) such as consent to assignment, declaration of defaults and termination events, declarations of early termination dates, suspension of performance, enforcement of remedies, termination and material amendments (the “Specified Actions”); provided, however, that this Section 7.2(k) shall not apply (i) to any action subject to the Chairman casting vote enumerated in Section 7.3(c); or (ii) to any action or decision that would constitute a Special Matter pursuant to Section 7.2(j).  Notwithstanding the foregoing, the Members acknowledge that the Company has entered into the Affiliate Contracts set forth on Schedule 7.2(k) as of the date hereof.

Section 7.3             Officers.

(a)        Election, Tenure and Removal of Officers.  The officers shall be elected by the Board of Directors, which shall establish the roles and responsibilities of such officers.  Where this Agreement provides that the holder of a particular office is to be nominated by one Member, any person elected to such office must have been nominated by such Member.  An officer shall serve until his death, resignation or removal.  All officers or agents of the Company may be removed at any time by the Board of Directors.  The removal of an officer or agent does not prejudice any of his contract rights.  The Board of Directors (or any committee or officer authorized by the Board of Directors) shall fill a vacancy which occurs in any office subject to the nomination rights of a Member specified in this Agreement.

(b)        Executive Officers.  The Company shall have a President who shall be the Chief Executive Officer (the “CEO”) and who shall be a U.S. citizen, a Secretary, a Treasurer, a Chief Nuclear Officer and such other officers as the Board of Directors may deem necessary for the conduct of the business and affairs of the Company.  A person may hold more than one office in the Company. Notwithstanding anything to the contrary in this Section 7.3 describing the responsibilities of the executive officers of the Company, the Board of Directors shall confer at least annually on the roles and responsibilities of key employees of the Company.

(c)        Chairman of the Board.  The Chairman of the Board and anyone who acts for him must be a U.S. citizen.  The Chairman shall be designated by CNL, if it is a Member, from among the Directors appointed by CNL and shall preside at all meetings of the Board of Directors at which he shall be present.  He shall have such powers as are from time to time assigned to him by the Board of Directors.  Notwithstanding the prior sentence, the Chairman’s primary duties will include overseeing relationships with U.S. Governmental Authorities and other key relationships, reviewing corporate communications and providing an interface with the public.  In connection with the latter functions, the Chairman shall make reasonable efforts, taking into account the urgency of the matter, to inform and consult with the Board of Directors with regard to corporate communications and public interface activities involving sensitive matters.  In the event of a deadlock of the Board of Directors, the Chairman shall have a casting (deciding) vote on the following matters:

(i)    Any matter that, in view of U.S. laws or regulations, requires or makes it reasonably necessary to assure U.S. control;

(ii)   Any matter relating to nuclear safety, security or reliability, including, but not be limited to, the following matters:

(1)     implementation or compliance with any NRC generic letter, bulletin, order, confirmatory order, or similar requirement issued by the NRC;

(2)                      prevention or mitigation of a nuclear event or incident or the unauthorized release of radioactive material;

(3)                      placement of the plant in a safe condition following any nuclear event or incident;

(4)                      compliance with the Atomic Energy Act, the Energy Reorganization Act, or any NRC rule;

(5)                      the obtaining of or compliance with a specific license issued by the NRC and its technical specifications; and

(6)                      compliance with a specific Final Safety Analysis Report, or other licensing basis document; provided, that the Chairman shall not exercise the casting vote in connection with any matter specified in this Section 7.3(c)(ii) to implement an option that is less likely to promote safety than that being proposed by the EDFD Directors;

(iii)       Any decision relating to U.S. regulatory strategy or the relationship with the NRC consistent with Section 7.8;

(iv)      The adoption of any charter, any change in the authority or composition, or any matter relating to compensation, of the NAC, provided, that such change does not alter the non-voting advisory nature of the NAC;

(v)         Any settlement or compromise of a claim in excess of $10 million but not in excess of $30 million in connection with a dispute (whether or not involving litigation) involving a U.S. or Canadian Governmental Authority, provided, that such settlement or compromise does not involve (1) an agreement to a consent decree or agreement materially restricting and decreasing the value of the lawful business of the Company or (2) an admission of criminal liability on the part of the Company or any of its Subsidiaries;

(vi)      Any other issue reasonably determined by the Chairman in his prudent exercise of discretion to be an exigent nuclear safety, security or reliability issue; and

(vii)   Staffing of key executive officer positions of the Company, and upon any vacancy in the office of CEO, consideration of the second candidate nominated for such position under Section 7.2(j);

and, notwithstanding Section 7.2(g), any such action approved pursuant to this Section 7.3(c) shall constitute an action of the Board of Directors.  The Chairman’s casting vote shall not apply to any Tax matters.

(d)                           CEO.  The CEO shall be a U.S. citizen.  In the absence of the Chairman of the Board, the CEO shall perform all duties of the Chairman of the Board but shall not have a vote other than any vote he may have if he is otherwise a Director.  The CEO shall have the power and authority to operate the Company on a day-to-day basis within the broad parameters set forth in the Annual Budget and Strategic Plan, including the ability to sign contracts and take other actions within the scope typically granted to a CEO of a business enterprise, and shall manage the organization and responsibilities of senior management to achieve the goals established by the Board of Directors.  The CEO may sign and execute, in the name of the Company, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Company; and, in general, he shall perform all duties incident to the office of a president of a corporation, and such other duties as are from time to time assigned to him by the Board of Directors.  The CEO shall be responsible, in consultation with the Chief Nuclear Officer, for appointing key executive officers at each Licensed Subsidiary, in accordance with Section 7.9.  The CEO (including any successor CEO) shall be appointed by the Board of Directors and may be removed only by the Board of Directors.

(e)                            Vice Chairman of the Board.  The Vice Chairman shall be designated by the EDFD Directors and shall have such powers and duties as may be assigned to him by the Board of Directors.  In no event shall the Vice Chairman have a casting (deciding) vote.

(f)                              Vice Presidents.  Each Vice President, if one is appointed, shall have such powers and duties as may be assigned to him by the Board of Directors or the Chairman of the Board.  A Vice President may be designated by the Board of Directors or the Chairman of the Board to perform, in the absence of the CEO, all the duties of the CEO.

(g)                           Secretary.  The Secretary shall attend all meetings of the Board of Directors and shall notify the Directors of such meetings in the manner provided in this Agreement.  He shall record the proceedings of all such meetings in books kept for that purpose.  He shall have such other powers and duties as may be assigned to him by the Board of Directors or the Chairman of the Board, as well as the specific powers assigned by this Agreement.

(h)                           Treasurer.  The Treasurer shall have the care and custody of the funds and valuable papers of the Company, and shall receive and disburse all monies in such manner as may be prescribed by the Board of Directors or the Chairman of the Board.  He shall have such other powers and duties as may be assigned to him by the Board of Directors or the Chairman of the Board, as well as the specific powers assigned by this Agreement.

(i)                               Assistant Officers.  Each assistant officer can act in the place of the person holding the office to which his position relates and perform all of the duties of such officer, consistent with Applicable Law.  In addition, he shall have such powers as are from time to time assigned to him by the person holding the office to which his position relates, the CEO, the Chairman of the Board or the Board of Directors.

(j)                               Chief Nuclear Officer.  The Chief Nuclear Officer of the Company shall be a U.S. Citizen (not a dual national).  The Chief Nuclear Officer shall be responsible for operation of the Licensed Facilities of the Company and its Subsidiaries.  The Chief Nuclear Officer shall report directly to the CEO.

(k)                            Compensation.  Subject to the limitations of the Annual Budget, officers of the Company (other than the CEO) shall receive such compensation as shall be determined by the CEO after consultation with the compensation committee.  Subject to the limitations of the Annual Budget, the CEO and any independent Directors shall receive such compensation as shall be determined by the Board of Directors (after receiving a recommendation from the compensation committee).

(l)                               Paramount Responsibility of Certain Officers.  The Chairman of the Board of Directors, the Company’s CEO and the Company’s Chief Nuclear Officer shall have the responsibility and authority to ensure, and shall ensure, that the business and activities of the Company and its Subsidiaries with respect to its Licensed Facilities are at all times conducted in a manner consistent with the protection of the public health and safety and common defense and security of the United States.

Section 7.4             Budget and Strategic Plan.

(a)                            Annual Budget and Strategic Plan.  The initial operating budget for the Company for the period beginning upon execution of this Agreement through December 31, 2010 shall be the budget as in effect at such time, which is attached hereto as Exhibit B.  In the absence of contrary direction from the Board of Directors, the CEO shall present to the Board, no later than the fourth quarter of each Fiscal Year (beginning in the year of the execution of this Agreement), (i) an annual operating budget for the Company for the following fiscal year (the “Annual Budget”), (ii) an operating and capital expenditures budget for the Company for the following three (3) Fiscal Years (a “Three-Year Budget”), and (iii) a strategic business and operating plan for the following three (3) years (a “Strategic Plan”), for the Company, its Subsidiaries and its Investee Companies for review and approval by the Board.  The Board will seek to approve the Annual Budget, the Three-Year Budget and the Strategic Plan, in accordance with the requirements of Section 7.2(j)(i), no later than the end of the calendar year of the Fiscal Year with respect to the following year’s budgets and Strategic Plan.

(b)                           Provisional Budget.  If a proposed Annual Budget is not adopted by the Board of Directors prior to the end of a Fiscal Year, then the Annual Budget previously approved by the Board for the preceding Fiscal Year shall remain in effect, after giving effect to any dispositions or other material changes to the assets of the Company or any of its Subsidiaries during such Fiscal Year (the “Provisional Budget”).  Any items of the proposed Annual Budget that have been approved will become operative.  If the Board of Directors adopts an Annual Budget prior to the end of such Fiscal Year, such Annual Budget shall then become effective.

(c)                            A Provisional Budget shall be adjusted automatically for the following (to the extent it does not already incorporate such item): (i) the budgeted amount for any expenditures over which the Company, its Subsidiaries and its Investee Companies have little or no control, such as real property Taxes, insurance premiums, utility charges, interest and principal due on then-existing indebtedness entered into in accordance with terms of this Agreement and amounts payable pursuant to the terms of then-existing contracts by which the Company, its Subsidiaries and relevant Investee Companies are bound (collectively, “Non-Controllable Items”) shall be the amount required to pay such items, and (ii) the budgeted amount for recurring capital expenditures and any other items of expense that are not Non-Controllable Items shall be the applicable amount set forth in the then most recently approved Annual Budget or, if not represented in the Annual Budget, in the Three-Year Budget, such amounts in (ii) above being adjusted for changes in inflation as reflected in the appropriate price index for such item and/or locale.

(d)                           The Company and its Subsidiaries may make any expenditures that are consistent with the Annual Budget or the Provisional Budget.

(e)                            Notwithstanding the vote required to approve the Annual Budget, Three-Year Budget and Strategic Plan as set forth in Section 7.2(j)(ii), to the extent a Special Matter has been unanimously approved by the Board of Directors pursuant to Section 7.2(j), the Annual Budget, Three-Year Budget and Strategic Plan shall be considered to have been revised accordingly.

Section 7.5                                      Nuclear Advisory Committee.  The Nuclear Advisory Committee (the “NAC”) shall serve the Company in a non-voting advisory capacity, shall report to and provide transparency to the NRC and other U.S. Governmental Authorities regarding foreign ownership and control of nuclear operations.  The NAC shall be composed of U.S. citizens who are not officers, directors or employees of the Company, EDFD, CNL or CEN, and shall be appointed by the Board of Directors.  Members of the NAC shall be appointed for a term of two (2) years, at the end of which they shall be reappointed or replaced by the Board of Directors.  The initial members of the NAC shall be composed of the individuals who, as of the date hereof, serve on the Advisory Committee of Unistar Nuclear Energy, LLC pursuant to the Unistar Nuclear Energy, LLC Operating Agreement, dated as of July 20, 2007, by and among Constellation, EDFD and Unistar Nuclear Energy, LLC.  At least annually, the NAC shall prepare a report and supporting documentation to be delivered to the Board of Directors, which report shall advise the Company as to whether additional measures should be taken to ensure that the Company is in compliance with U.S. laws and regulations regarding foreign domination or control of nuclear operations and that a decision of a foreign government could not adversely affect or interfere with the reliable and safe operation of any nuclear assets of the Company, its Subsidiaries or Affiliates.  In connection with its duties, the NAC shall have the power and authority, at the Company’s reasonable expense, to retain outside consultants, lawyers and accountants, delegate matters to Company personnel and otherwise do such other acts as are reasonably necessary or advisable to carry out its duties hereunder.  The Board of Directors may at reasonable times and upon reasonable cause request the NAC to provide a justification or explanation regarding the expenses of the NAC.  The Board of Directors will have direct access to the NAC regarding issues pertaining to foreign ownership and control of the Company.  The NAC will advise on and recommend appropriate additional policies to prudently assure the Company’s continued compliance with provisions of U.S. law and regulations regarding (i) nuclear security plans, including physical security and cyber security; (ii) screening of nuclear personnel; (iii) protection of critical nuclear infrastructures; and (iv) U.S. export regulations.

Section 7.6                                      Existing Nuclear Plant Subsidiaries.  Each Licensed Subsidiary will have a board of directors appointed by the Board of Directors of the Company in accordance with Section 7.9.  The Board of Directors of each Licensed Subsidiary shall be appointed in accordance with Section 7.2(j).

Section 7.7                                      Liability and Indemnification.

(a)                            Liability for Certain Acts.  Each Director and officer shall perform his duties (i) in good faith; (ii) in a manner the person reasonably believes to be in the best interests of the Company, and (iii) with such care as an ordinarily prudent person in a like position would use under similar circumstances.  Notwithstanding the foregoing, (1) Directors may vote or consent in accordance with the direction of the Member appointing them, and shall not be held liable to the Company or any Member for a breach of any obligation to the Company or a Member when acting in accordance with any such directions and (2) the Directors and officers shall not be liable to the Company or any Member for any action taken or omission in managing the business or affairs of the Company if the Directors and officers have the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to them by the Agreement.  In performing his duties, a Director or officer shall be entitled to rely on any information, opinion, report, or statement, including any financial statement or other financial data, prepared or presented by (x) any officer (in the case of a Director) or any other officer (in the case of an officer) or any employee of the Company whom the person reasonably believes to be reliable and competent in the matters presented; (y) a lawyer, certified public accountant, or other person, as to a matter which the person reasonably believes to be within such person’s professional or expert competence; or (z) with respect to a Director only, a committee of the Board of Directors on which the Director does not serve, as to a matter within the committee’s designated authority, if the Director reasonably believes the committee to merit confidence.  However, a Director or officer will not be acting in good faith if he has any actual knowledge concerning the matter in question which would cause such reliance to be unwarranted.

(b)                           Members.  The Members shall not be engaged in the management of the Company, and shall not be liable to the Company for any loss or damage sustained by the Company except for (i) any loss or damage resulting from intentional misconduct or knowing violation of Applicable Law or (ii) liability for any breach of this Agreement.  To the fullest extent provided by law, no Member shall have any fiduciary duty, duty of care or any other duty to any other Members or to the Company; provided, however, that the foregoing shall not limit any Member’s obligation under or liability for breach of the express terms of this Agreement or the Master Agreement.  The Members shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data, prepared or presented by any Director, officer or any employee of the Company whom the person reasonably believes to be reliable and competent in the matters presented, or any lawyer, certified public accountant, or other person, as to a matter which the person reasonably believes to be within such person’s professional or expert competence.

(c)                         Indemnification.

(i)             The Company shall indemnify, advance expenses and hold each Director, each officer and each member of the NAC harmless against any and all claims, actions, demands, costs, expenses (including attorneys fees), damages and losses as a result of any allegation, claim or proceeding relating to any act, decision or omission concerning the activities of the Company and/or the authority granted such person pursuant to this Agreement, except for fraud.  The Board of Directors may cause the Company to indemnify and advance expenses to other employees and agents of the Company to the same or to a lesser extent as indemnification is provided to the Directors, officers and members of the NAC.  Any indemnification and advancement of expenses provided by the Company shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the person entitled to indemnification.

(ii)          The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

(iii)       The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time this Agreement, resolutions or contracts implementing such provisions and to provide for any further indemnification arrangements as may be permitted by law.  No amendment of this Agreement or repeal of any of its provisions shall limit or eliminate the right to indemnification or advancement of expenses provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.  The Company may, if the Board of Directors deems it appropriate in its sole discretion, obtain insurance for the benefit of the Board of Directors and the officers, employees and agents of the Company.

(iv)      Notwithstanding anything to the contrary contained herein, no person serving as a Director, officer or member of the NAC shall be liable to the Company or any Member for money damages except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (2) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  No amendment of this Agreement or repeal of any of its provisions shall limit or eliminate the limitation on liability for money damages provided to Directors, officers and members of the NAC hereunder with respect to any act or omission occurring prior to such amendment or repeal.

(v)         Notwithstanding anything to the contrary contained herein, the advancement of expenses to any Person shall be conditioned upon the Person seeking such advancement providing the Company (1) a written affirmation that the Person has a good faith belief that the standard of conduct necessary for indemnification as provided in this Section 7.7 has been met and (2) a written undertaking to repay the amount advanced if it is ultimately determined that the standard of conduct was not met.

Section 7.8             Member Approvals.  The following actions will require approval by written consent of all Members in addition to any approval required of the Board of Directors:

(a)                            Approval of any amendment to this Agreement other than amendments expressly permitted to be made by the Board of Directors pursuant to this Agreement;

(b)                           Transfer of a Membership Interest (except as expressly permitted by this Agreement) or the admission of any Person as a Member (except for a transferee pursuant to a Transfer expressly permitted by this Agreement);

(c)                            Approval of any amendment to the Company’s Articles of Organization; and

(d)                           Except as provided in this Section 7.8, no act of the Company requires the unanimous consent of the Members.  Accordingly, except as provided in this

Section 7.8, wherever the Act would otherwise require unanimous consent of the Members to approve or take any action, such consent shall not be required.

Section 7.9                                      Staffing.

(a)                            Non-Discrimination Policy.  The Members acknowledge that U.S. law and policy require that certain activities of the Company remain under the control and management of U.S. citizens and direct that the Company at all times comply with such foreign ownership, control or influence limitations as have been established by U.S. law, regulation or agreement with any Governmental Authority.  Without in any way diminishing the foregoing, it shall be the policy of the Company to endeavor, to the maximum extent possible consistent with the foregoing, to permit the involvement of Directors, executive officers, officers and other personnel appointed, seconded, assigned or nominated by EDFD or any of its Affiliates, or its successor, if any, in accordance with this Agreement, the assignment and secondment agreement or the technical services agreement to a position with the Company or a Subsidiary of the Company, without regard to nationality.  This policy shall be subject to such exceptions as may be necessary or appropriate to avoid even an appearance of foreign control or influence over such additional areas of the Company’s business deemed sensitive by U.S. Governmental Authorities, but such exceptions shall be subject to approval by the Board of Directors.

(b)                           Appointment of Employees.  Each Member will agree to contribute adequate staff for the management of the Company, its Subsidiaries and Investee Companies in accordance with the Member’s special competencies, capabilities, the requirements of Applicable Law, the regulatory strategy of the Company and other agreements.

Section 7.10                                Governance of Subsidiaries.  Except as determined in accordance with Section 7.2(j)(vi) and Section 7.6, the agreements regarding organization, management and governance with respect to Subsidiaries and the responsibilities of the Members with respect thereto shall be substantially equivalent to those of the Company, with appropriate changes to reflect their positions as Subsidiaries of the Company.

Section 7.11                                Events of Default.  Upon an Event of Default or a Terminating Event, the non-Defaulting Member or the Member that does not suffer the Terminating Event (and in each case, provided such Member is not an Affiliate of the Defaulting Member or Member suffering the Terminating Event) may elect to transfer all or any portion of its membership interests in the Company without regard to the requirements of Section 9.3 but subject to compliance with clauses (a)(iii), (a)(iv), (a)(v), (a)(vi), and (a)(vii) of Section 9.2.

Section 7.12                                Delegation of Financial Authority.  The Company and its Subsidiaries shall implement and operate pursuant to a written delegation of financial authority policy, which shall be reviewed and approved periodically by the Audit Committee of the Board of Directors.

ARTICLE VIII

TAX MATTERS AND CAPITAL ACCOUNTS

Section 8.1                                      Tax Treatment.  The Company and each of the Members intends that, for U.S. federal income Tax purposes, pursuant to Treasury Regulations Sections 1.707-4 and 1.707-5, the distribution to CNL on the Effective Date pursuant to Section 6.1 be treated as a reimbursement of “preformation expenditures” and the payment to Constellation pursuant to Section 6.1 be treated as a repayment of “qualified liabilities.”  Each of the Members intends for the Company to be treated as a partnership for U.S. federal income Tax purposes, and neither the Company nor any Member shall take any action or position that is inconsistent with such classification.

Section 8.2                                      Tax Returns and Information.

(a)                            The Board of Directors shall cause to be prepared at the expense of the Company and shall timely file or cause to be filed all required and necessary Tax or information returns and all other filings for the Company, which shall be prepared by a nationally recognized accounting firm and in accordance with Applicable Law.  The Board of Directors shall cause, at the expense of the Company, to be provided to each Member a copy of any Tax return or other information statement reasonably required by such Member, including IRS Schedule K-1, within ninety (90) Days after the end of the Fiscal Year (or as soon as reasonably practicable thereafter) in order to properly comply with its Tax filing requirements and shall cause to be provided to each Member all other information as may be reasonably requested by such Member in order to enable such Member (or the holder of a direct or indirect interest therein) to comply with its Tax obligations, including without limitation copies of notices from Tax authorities and other Tax-related information received by the Company.  In addition, the Company shall cause to be prepared any filings, applications or elections necessary to obtain any available exemption from, or refund of, any material withholding or other Taxes imposed by any non-U.S. (whether sovereign or local) Taxing authority with respect to amounts distributable to the Members pursuant to this Agreement, to the extent the Company can do so without unreasonable effort or expense.  Each Member agrees that it will cooperate with the Company in making any such filings, applications or elections to the extent the Company determines that such cooperation is necessary or desirable.  If any Member must make any such filings, applications or elections directly, the Company, at the request of such Member shall provide such information and take such other action as may reasonably be necessary to complete or make such filings, applications or elections, to the extent the Company can do so without unreasonable effort or expense.  The Company shall distribute any amounts received as refunds of such non-U.S. Taxes to the Members in respect of which such non-U.S. Taxes were imposed.  Any refunds of such non-U.S. Taxes received by the Company or a Member shall be treated as an additional distribution pursuant to Section 6.2 unless such amounts were already treated as having been distributed to such Member.  In the event that a Member makes a request for a refund of non-U.S. Taxes previously paid by such Member or the Company, a copy of the request shall be sent by the Member to the Company.

(b)                           The Company shall deliver to EDFD, if it is a Member, or its respective successor, if any, if such successor is a Member, CNL, if it is a Member, or its respective successor, if any, if such successor is a Member, and CEN, if it is a Member, or its respective successor, if any, if such successor is a Member, a draft IRS Form 1065 and drafts of any state income Tax returns, thirty (30) days prior to the date on which the relevant return is to be filed (including extensions). Each of EDFD, if it is a Member, or its respective successor, if any, if such successor is a Member, CNL, if it is a Member, or its respective successor, if any, if such successor is a Member, and CEN, if it is a Member, or its respective successor, if any, if such successor is a Member, shall have the right within fifteen (15) days of receipt of the draft return to deliver a notice (an “Objection Notice”) to the Company stating that EDFD, CNL or CEN (as may be the case) objects to any information contained on or omitted from any draft Company Tax return and setting forth an alternative treatment of the item or items disputed.  If EDFD, CNL or CEN files an Objection Notice, the Board of Directors shall negotiate in good faith to resolve the item or items disputed.  If EDFD, CNL or CEN (as the case may be) and the Board of Directors fail to resolve any disputed item, the Company shall file the Company Tax return in a manner consistent with the draft Company Tax return provided to EDFD, CNL, and CEN.

Section 8.3                                      Tax Matters Partner and Elections.

(a)                            The Members agree and consent that, so long as it is a Member, CNL may, on behalf of the Company, at any time, and without further notice to or consent from any Member, act as the tax matters partner within the meaning of Section 6231(a)(7) of the Code for U.S. federal income, state or local Tax purposes.

(b)                           All material Tax decisions and other matters not specifically and expressly provided for by the terms of this Agreement concerning accounting procedures and the allocation of profits, gains, deductions, losses and credits among the Members (including, but not limited to, special allocations under Section 704(c) of the Code), shall be determined by the Board of Directors in good faith, except that (i) the Company shall elect to use the “traditional method” described in Treasury Regulations Section 1.704-3 with respect to allocations under Section 704(c) of the Code and (ii) the Company shall make the election provided for in Section 754 of the Code with respect to the Fiscal Year in which EDFD first acquires a Membership Interest.  Such determinations made in good faith by the Board of Directors shall, in the absence of manifest error, be final as applied to all Members.  The tax matters partner shall, after any such determinations are made, file any elections or forms or documents with the IRS in accordance with these determinations, and shall otherwise take reasonable action with respect to any remaining Tax matters as may from time-to-time be required or advisable under the Treasury Regulations or other Applicable Law.

Section 8.4                                      Tax Sharing Procedures.

(a)                            EDFD Annual Tax Savings Amount and Constellation 704(c) Tax Costs - Draft Computations.  The Company shall deliver to EDFD and CNL, no later than thirty (30) days prior to the date on which the Company files its IRS Form 1065 with respect to each Fiscal Year, a draft computation of (i) the EDFD Annual Tax Savings Amount for such Fiscal Year (calculated in accordance with Section 8.4(c)) and (ii) the Constellation 704(c) Tax Costs for such Fiscal Year (calculated in accordance with Section 8.4(e)).  Each of EDFD and CNL shall have the right within fifteen (15) days of receipt of such computations to deliver a notice to the Company objecting to such computations.  If no such objection notices are delivered to the Company within such 15-day period, then such calculations of the EDFD Annual Tax Savings Amount and the Constellation 704(c) Tax Costs for such Fiscal Year shall be considered final and conclusive.  If one or more objection notices are delivered to the Company within such 15-day period, then the Board of Directors shall negotiate with EDFD or CNL, as appropriate, in good faith to resolve any such objection(s).  If the Board of Directors and EDFD or CNL, as appropriate, cannot resolve all such objections within fifteen (15) days of the Company receiving such objection notices, the calculations in dispute shall be submitted for resolution to an independent, nationally recognized accounting firm selected by the Board of Directors in accordance with Section 7.2(g).  The resolution decided by such firm shall be final and conclusive.

(b)                           Constellation Initial Tax Savings Amount - Draft Computation.  No later than thirty (30) days prior to the date on which Constellation files its IRS Form 1120 for its 2009 taxable year, Constellation shall deliver to EDFD and the Company a draft computation of the Constellation Initial Tax Savings Amount (calculated in accordance with Section 8.4(d)).  EDFD shall have the right within fifteen (15) days of receipt of such computation to deliver a notice to Constellation objecting to such computation.  If no such objection notice is delivered to Constellation within such 15-day period, then such calculation of the Constellation Initial Tax Savings Amount shall be considered final and conclusive.  If an objection notice is delivered to Constellation within such 15-day period, then EDFD and Constellation shall negotiate in good faith to resolve such objection.  If EDFD and Constellation cannot resolve such objection within fifteen (15) days of Constellation receiving such objection notice, the calculation shall be submitted for resolution to an independent, nationally recognized accounting firm selected by the Board of Directors in accordance with Section 7.2(g).  The resolution decided by such firm shall be final and conclusive.

(c)                            EDFD Annual Tax Savings Amount - Calculation.  The EDFD Annual Tax Savings Amount for each Fiscal Year shall equal the Tax reduction (calculated by reference to the Effective Tax Rate) to EDFD and each of its Affiliates that holds A Units arising from depreciation and amortization deductions allocated to EDFD and each of its Affiliates that holds A Units for such Fiscal Year that are both (A) attributable to the increase in the U.S. federal income Tax basis of the Company’s assets resulting from the election provided for in Section 754 of the Code or required pursuant to Section 704(c) of the Code in order to reflect the variation in the U.S. federal income Tax basis of property contributed to the Company and its fair market value at the time of contribution and (B) offset by the taxable income of the Company that is allocated to EDFD and each of its Affiliates that holds A Units for such Fiscal Year (without taking into account the deductions described in clause (A)).  For purposes of the immediately preceding sentence, computation of the Company’s taxable income for any Fiscal Year shall take into account any interest accrued or payable during such Fiscal Year on intercompany debt between EDFD or any of its Affiliates that holds A Units, on the one hand, and the Company, on the other hand.  If, for any Fiscal Year, the amount of depreciation and amortization deductions that are allocated to EDFD and each of its Affiliates that holds A Units and are described in clause (A) above is less than the taxable income of the Company that is allocated to EDFD and each of its Affiliates that holds A Units for such Fiscal Year (without taking into account such deductions), then such difference shall be taken into account in computing the EDFD Annual Tax Savings Amount for a subsequent Fiscal Year if and to the extent that such difference (when added to the depreciation and amortization deductions allocated to EDFD and each of its Affiliates that holds A Units for such subsequent Fiscal Year and described in clause (A) above) is offset by the taxable income of the Company that is allocated to EDFD and each of its Affiliates that holds A Units for such subsequent Fiscal Year (without taking into account such deductions).  For the avoidance of doubt, the calculation of the EDFD Annual Tax Savings Amount for any Fiscal Year shall not take into account any Tax deductions realized by EDFD or any of its Affiliates that holds A Units arising from interest accrued or payable with respect to financing obtained in connection with the transactions contemplated by the Master Agreement.

(d)                           Constellation Initial Tax Savings Amount - Calculation.  The Constellation Initial Tax Savings Amount shall equal the excess of (i) the amount of Tax (calculated by reference to the Effective Tax Rate) that would have been imposed on Constellation (or any of its Subsidiaries) in connection with the sale of the Designated Interest (as defined in the Original Master Agreement) as contemplated by the Original Master Agreement over (ii) the amount of Tax (calculated by reference to the Effective Tax Rate) imposed on Constellation (or any of its Subsidiaries) in connection with the sale of the Transferred Designated Interest (as defined in the Master Agreement) pursuant to the Master Agreement.

(e)                            Constellation 704(c) Tax Costs - Calculation.  The Constellation 704(c) Tax Costs for any Fiscal Year shall equal the amount of any Tax costs (calculated by reference to the Effective Tax Rate) incurred by Constellation (or any of its Subsidiaries) for such Fiscal Year as a result of allocations required pursuant to Section 704(c) of the Code that mirror those allocations to EDFD and each of its Affiliates that holds A Units described in Section 8.4(c).

(f)                              Recalculation of Tax Savings and Sharing Amounts.  If either (i) an audit adjustment by a Tax authority or (ii) a change in Tax law results in a change to the amount of any Tax item used, directly or indirectly, to calculate the amount of the Constellation Tax Sharing Amount on any date or the EDFD Tax Sharing Amount on any date, such Tax item, as so changed, shall be used to recalculate, as appropriate, the Constellation Tax Sharing Amount and the EDFD Tax Sharing Amount, it being understood that such recalculations shall be made beginning with the Fiscal Year to which the audit adjustment or change in Tax law relates.  Such recalculations shall be used in determining the Accrued Special Distribution Amount as of any date after the date on which occurred such audit adjustment or change in Tax law.  In no event shall any recalculation under this Section 8.4(f) take into account any interest or penalties imposed by a Tax authority.

Section 8.5                                      Capital Accounts.

(a)                            “Capital Account” means, with respect to any Member, the Capital Account the Company shall maintain for such Member in accordance with the following provisions:

(i)             Each Member’s Capital Account shall be increased by the amount of any money and the Gross Asset Value of any other property contributed to the Company by such Member, as may be adjusted pursuant to a revaluation, as well as any Net Income allocated to such Member pursuant to this Section 8.5 and the amount of any Company liabilities assumed by such Member or secured by any Company assets distributed to such Member.

(ii)          Each Member’s Capital Account shall be decreased by the amount of money and the Gross Asset Value of any other Company property distributed to such Member pursuant to any provision of this Agreement, any Net Loss allocated to such Member pursuant to this Section 8.5 (including the Member’s share of expenditures described in Section 705(a)(2)(B) of the Code) and the amount of any liabilities of such Member assumed by the Company.

(iii)       In the event any Member’s Membership Interest (or portion thereof) is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of such Member to the extent such Capital Account relates to the transferred Membership Interest (or portion thereof) and the Company’s Net Income and Net Loss shall be allocated between the transferor and the transferee on a basis consistent with applicable requirements under Section 706 of the Code; provided, that no allocation agreed to between the transferor and the transferee shall be effective unless (A) the transferor and the transferee shall have given the Company written notice, prior to the effective date of such Transfer, stating their agreement that such allocation shall be made on a certain basis consistent with the applicable requirements under Section 706 of the Code, (B) the tax matters partner shall have consented, in its sole discretion, to the manner the transferor and transferee have agreed to with respect to such allocation, and (C) the transferor and the transferee shall have agreed to reimburse the Company for any incremental accounting fees and other expenses incurred by the Company in making such allocation.

(b)                           Except as otherwise provided in Section 12.4(e), for Capital Account purposes, after giving effect to the special allocations required by this Agreement (including pursuant to Sections 6.6 and 8.5(e), (f), (g), (h), and (i), if any, Net Income and Net Loss of the Company for each Fiscal Year (or shorter Tax accounting period selected by the tax matters partner or as required by law) shall be allocated among the Members, based on their relative Percentage Interests.

(c)                            For U.S. federal, state and local income Tax purposes, items of income, gain, loss and deduction shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under this Section 8.5, except that each Member’s allocable share of each item of income, gain, loss and deduction shall be adjusted to reflect the difference between such Member’s share of the adjusted Tax basis and the Gross Asset Value of each of the Company assets, and the Board of Directors shall specially allocate any adjustments pursuant to Section 482 of the Code, if any, to the Members that may be subject to such potential adjustments.  The adjusted Tax basis and the Gross Asset Value (for the Company) of the initial Capital Contributions of the Company assets are indicated in Exhibit A (as it may be amended or supplemented from time-to-time).  The Company shall elect to use the “traditional method” of making Tax allocations described in Treasury Regulations Section 1.704-3 with respect to Company assets.  This provision is intended to comply with the requirements of Section 704(c) of the Code, the Treasury Regulations thereunder, and Treasury Regulations Section 1.704-1(b)(4)(i) and shall be interpreted as in conformity therewith.  Credits (including without limitation credits under Section 45J of the Code) shall be allocated among the Members in accordance with their respective Percentage Interests and in accordance with Treasury Regulations Section 1.704-1(b)(4)(ii).

(d)                           The provisions of this Section 8.5 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the rules of the Treasury Regulations promulgated under Section 704 of the Code and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  The Board of Directors shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 8.5 if necessary in order to comply with Section 704 of the Code or applicable Treasury Regulations thereunder.

(e)                            In the event the Company incurs any nonrecourse liabilities within the meaning of Treasury Regulations Section 1.704-2(b)(3), or any Member incurs any partner nonrecourse debt within the meaning of Treasury Regulations Section 1.704-2(b)(4), income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Sections 1.704-1(b)(4)(iv) and 1.704-2 of the Treasury Regulations.

(f)                              In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in its Capital Account in excess of that permitted under Section 8.5(g) created by such adjustments, allocations or distributions.  Any special allocations of items of income or gain pursuant to this Section 8.5(f) shall be taken into account in computing subsequent allocations pursuant to this Section 8.5 so that the net amount of any items so allocated and all other items allocated to each

Member pursuant to this Section 8.5 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 8.5 if such unexpected adjustments, allocations or distributions had not occurred.

(g)                           Notwithstanding any provision set forth in this Section 8.5, no item of deduction or loss shall be allocated to a Member to the extent the allocation would cause a negative balance in such Member’s Capital Account (after crediting to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) that exceeds the amount that such Member would be required to reimburse the Company pursuant to this Agreement or under Applicable Law.  In the event any but not all of the Members would have such excess Capital Account deficits as a consequence of such an allocation of loss or deduction, the limitation set forth in this Section 8.5(g) shall be applied on a Member by Member basis so as to allocate the maximum permissible deduction or loss to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.  In the event any loss or deduction shall be specially allocated to a Member pursuant to either of the two preceding sentences, an equal amount of income of the Company shall be specially allocated to such Member prior to any allocation pursuant to Section 8.5(b).

(h)                           Any “nonrecourse deductions” within the meaning of Treasury Regulations Sections 1.704-2(b) and 1.704-2(i) shall be allocated as provided in the applicable Treasury Regulations.

(i)                               To the extent that any interest accrued or payable by the Company in connection with a loan by a Member described in Section 4.4 gives rise to a deduction or loss to the Company, such deduction or loss shall be specially allocated to such Member.

(j)                               The Capital Accounts of the Members may be adjusted at the Board of Directors’ discretion in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value of Company property (i) whenever a Membership Interest in the Company is relinquished to the Company, (ii) whenever a new or existing Member acquires an interest in the Company in exchange for more than a de minimis Capital Contribution, (iii) upon any termination of the Company within the meaning of Section 708 of the Code, and (iv) when the Company is liquidated pursuant to Article XII, and shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) in the case of a distribution of any property (other than cash) to a Member.

Section 8.6                                      Consistent Tax Treatment.  Each Member agrees that without the prior written consent of the Company, approved by the Board of Directors, it shall not (i) treat on its own income Tax returns or any other Tax-related filings, any item of income, gain, loss, deduction or credit relating to its Membership Interests in a manner inconsistent with the terms of this Agreement or the treatment of such items by the Company as reflected on the Tax return or other information statements furnished to such Member pursuant to Section 8.2 hereof, or (ii) file any claim for a refund relating to any such item based on, or which would result in, such inconsistent treatment, or take any other inconsistent action (an “Inconsistent Position”).  Notwithstanding the foregoing sentence, a Member shall be allowed to take an Inconsistent Position, if (i) it obtains a written opinion from nationally recognized counsel approved by the Company that the treatment adopted by the Company is not consistent with law, (ii) notifies the Company in writing in advance and attaches a copy of such opinion to such notice, and (iii) discusses its position in good faith with the Company.  Nothing in this Article VIII shall limit the ability of any Member to take any position in its individual capacity relating to any audit or other administrative proceedings of Company matters that is left to the determination of any individual Member under the Code or under any similar state or local provision.

ARTICLE IX

TRANSFER OF MEMBERSHIP INTERESTS

Section 9.1                                      Restrictions Applicable to All Transfers by the Members.

(a)                            Each Member agrees with the other Members and the Company that such Member shall not Transfer to any Person (a “Transferee”) all or any portion of its Membership Interests except as hereinafter expressly permitted in this Article IX (each such permitted Transfer, a “Permitted Transfer”), provided, however, that this Section 9.1, Section 9.2 and Section 9.3 shall not apply to (i) a Transfer resulting from a Change of Control of, or Terminating Event with respect to, Constellation, or of Électricité de France, S.A., (ii) Transfers of capital stock or other equity interests of Constellation, or Électricité de France, S.A., or (iii) Transfers that are governed by Section 12.2 of this Agreement (each and collectively, “Excluded Transfers”).  Any purported Transfer of Membership Interests other than a Permitted Transfer and an Excluded Transfer shall be null and void.

(b)                           No Member shall Transfer any of its Membership Interests at any time unless such action would not:

(i)             constitute a violation of any Applicable Laws of any jurisdiction or a breach of the conditions to any exemption from registration of securities under any Applicable Law or a breach of any undertaking or agreement of such Member entered into pursuant to any Applicable Law or in connection with obtaining an exemption thereunder;

(ii)          affect the Company’s existence or qualification as a limited liability company under the Act or any other Applicable Law;

(iii)       in the opinion of nationally recognized counsel, render the Company a publicly traded partnership under Sections 7704 or 469 of the Code, or otherwise cause it to be an association taxable as a corporation for U.S. federal income Tax purposes; or

(iv)      cause the Company to be terminated under Section 708(b)(1)(B) of the Code (unless this restriction is waived by the other Members).

(c)                            Each Transferee of Membership Interests that is not already a Member shall execute, and deliver to each Member and the Company, a counterpart of this Agreement.  Each such Transferee of Membership Interests shall thereafter be deemed to be a Member hereunder and shall have the benefit of, and be subject to, all of the rights, obligations and limitations with respect to such Transferred Membership Interests (including the restrictions on Transfers set forth in this Article IX) to the same extent as the transferring Member under this Agreement; provided, that in the event of a Transfer by a Member to an Affiliate (whether or not a Permitted Transferee), such Member shall not be relieved of its obligations hereunder unless the Transfer has been approved by the Company and the other Members.  With respect to Transfers to Affiliates, no such Transfer shall be effective unless, as a condition to the Transfer, such Affiliate agrees that it will not cease to be an Affiliate of such Member, unless prior to ceasing to be an Affiliate, such Affiliate Transfers to such Member or another Affiliate thereof all of the Membership Interests then owned by such Affiliate.

(d)                           No Transfer of Membership Interests hereunder shall release the transferring Member from any liability or obligation it may have hereunder with respect to liabilities and obligations incurred prior to the date of such Transfer or with respect to Membership Interests that it continues to own after the date of such Transfer.

(e)                            Each certificate, if any, evidencing any Membership Interests owned by any Member on the date hereof, or hereafter acquired by any Member, shall contain the following restrictive legend:

THE SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF THE SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF CONSTELLATION ENERGY NUCLEAR GROUP, LLC, A MARYLAND LIMITED LIABILITY COMPANY, DATED AS OF [            ], COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE.  NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF THE AFORESAID OPERATING AGREEMENT SHALL HAVE BEEN COMPLIED WITH IN FULL.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION; AND SUCH SECURITIES MAY NOT BE SOLD OR

TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

In the event the requirement that all or any part of the restrictive legend above be placed upon a certificate has terminated, or in the event that the Board of Directors determines it is advisable to remove, replace or modify such restrictive legend (based on the advice of competent outside legal counsel), the Company shall provide each Member and any other Person that owns any such securities, at its request, without any expense (other than applicable transfer Taxes and similar governmental charges, if any), with new certificates, if any, for such securities of like tenor either (i) not bearing the legend with respect to which the restriction has ceased and terminated and/or (ii) bearing such additional and/or modified restrictive legends as the Board of Directors determines advisable based on the above-mentioned legal advice.

(f)                              Prior to any transfer by EDFD of its A Units to any Person who is not an Affiliate of EDFD, EDFD agrees to discuss in good faith with CNL and CEN in order to structure such transfer in a manner that may allow, to the extent possible, CNL and CEN to share in the tax benefits, if any, resulting to the transferee in connection with such transfer; provided, however, that such structure does not result in an economic detriment to EDFD.

Section 9.2                                      Permitted Transfers.

(a)                            At any time, a Member may Transfer its Membership Interests if the Transfer otherwise complies with the following terms and conditions:

(i)             such Member shall have delivered a Transfer Notice in accordance with Section 9.3(a) (except in the case of a Transfer to a Permitted Transferee pursuant to this Section 9.2);

(ii)          the Member delivering the Transfer Notice has complied with the right of first offer provisions in Section 9.3 and otherwise shall comply with Section 9.1;

(iii)       such Transfer would not, in the reasonable view of the non-transferring Members, create a regulatory challenge or restriction that has the potential to materially disrupt operation of the Company or its Subsidiaries;

(iv)      such Member and its Transferee execute, acknowledge and deliver to the Company such instruments of Transfer and assignment with respect to such Transfer as are in form and substance reasonably satisfactory to the Company, including without limitation, the execution of this Agreement;

(v)         the Company has determined, at such Member’s expense, that the Transfer would not violate Section 9.1(b);

(vi)      such Member provides the Company with the notification required by Section 6050K(c)(1) of the Code;

(vii)   all costs and expenses incurred by the Company in connection with the Transfer of Membership Interests shall be paid by the transferring Member or by the Transferee; and

(viii)                                                to the extent that any Members are Affiliates, the Membership Interests held by each such Affiliate must be transferred to a single Person or to Persons which are also Affiliates.

(b)                           Notwithstanding anything in Section 9.2(a) to the contrary, a Member may Transfer all or any portion of its Membership Interests to Permitted Transferees of the Member at any time and without being subject to the right of first offer provisions in Section 9.3, but subject to compliance with clauses (a)(iii), (a)(iv), (a)(v), (a)(vi) and (a)(vii) of this Section 9.2.

(c)                            In the event the conditions set forth in Section 9.2(a) (and 9.2(b) in the case of Transfers to Permitted Transferees) above are not satisfied in connection with any Transfer subject thereto, the Transfer shall be null and void ab initio, the Company shall not recognize the attempted purchaser, assignee or Transferee for any purpose whatsoever, and the non-transferring Member attempting such Transfer shall have breached this Agreement, for which the Company and the other Members shall have all remedies available under Applicable Law.  Each Member specifically acknowledges that a breach of this Article IX would cause the Company and the Member to suffer immediate and irreparable harm, which could not be remedied by the payment of money.  In the event of a breach or threatened breach by a Member of the provisions of this Article IX, the Company or other Members shall be entitled to injunctive relief to prevent or end such breach.  Nothing herein shall be construed to prevent the Company or other Members from pursuing any other remedies available to them for such breach or such threatened breach, including the recovery of damages, reasonable attorneys’ fees and expenses.  A Transferee shall automatically be admitted as a Member of the Company with respect to the transferred Membership Interest upon consummation of the Transfer in compliance with this Article IX.

Section 9.3                                      Right of First Offer.

(a)                            Except in the case of a Transfer to a Permitted Transferee pursuant to Section 9.2, prior to the Transfer of Membership Interests, the Member(s) proposing to Transfer all or any portion of its Membership Interest (the “Offering Member”) must deliver a Transfer Notice to the other Member(s) who is not an Affiliate of the Offering Member at least sixty (60) Days but no more than ninety (90) Days prior to the proposed Transfer.  The other Member(s) who is not an Affiliate of the Offering Member shall have the option to purchase (or to designate a third party to purchase) all of the Membership Interests proposed to be Transferred for the cash purchase price set forth in the Transfer Notice and pursuant to the other terms and conditions set forth in this Agreement.  The other Member(s) who is not an Affiliate of the Offering Member shall have sixty (60) Days from receipt of the Transfer Notice in which to exercise its option to purchase (or to designate a third party to purchase) all of the Membership Interests pursuant to this Section 9.3(a) by providing written notice of exercise of the option to the Offering Member and to the Company.

(b)                           In the event that at the end of the sixty (60) Day period contemplated by Section 9.3(a), the other Member(s) who is not an Affiliate of the Offering Member have not elected to purchase (or to designate a third party to purchase) all of the Membership Interests proposed to be Transferred, then the Offering Member shall be free to consummate the transaction described in the Transfer Notice, provided, that within sixty (60) Days after the end of the sixty (60) Day period contemplated by Section 9.3(a), a definitive agreement is executed for the sale of such Membership Interests, and the terms and conditions (including price) in such agreement are no more favorable to the purchaser than those set forth in the Transfer Notice.  In the event a Member exercises the option to purchase (or to designate a third party to purchase) under Section 9.3(a), but such Member (or its designee, if applicable) fails to tender the required consideration at the closing, in addition to being entitled to complete the proposed transaction, the Offering Member shall have all rights and remedies against the other Member (and its designee, if applicable) available for breach of contract.

(c)                            The parties shall use their reasonable efforts to close any purchase under Section 9.3 as promptly as possible after (i) the other Members provide written notice of the exercise of their option under Section 9.3(a) or (ii) the Offering Member executes a definitive agreement as contemplated by Section 9.3(b), as applicable.  At the closing, the Offering Member shall deliver to the purchaser an executed assignment of the subject Membership Interest satisfactory in form to counsel for the Company, and the purchaser shall deliver the purchase price in cash or immediately available funds.  The Offering Member and the purchaser each shall execute and deliver such other documents as may reasonably be requested by the other.  If the closing of any purchase by the other Members (or their designee, if applicable) under Section 9.3(a) does not occur within one year of the expiration of the sixty (60) Day period contemplated by Section 9.3(a), then the right to close on the purchase shall lapse and the Offering Member may sell the Membership Interests proposed to be Transferred in accordance with Section 9.3(b) (on terms and conditions (including price) no more favorable to the purchaser than those set forth in the Transfer Notice) as if the other Members had elected not to purchase the Offering Member’s interests.

Section 9.4                                      Change of Control of a Member or Terminating Event.  If any Member should undergo a Change of Control or Terminating Event, then the other Member(s) who is not an Affiliate of such Member may elect to transfer all or any portion of its Membership Interests in the Company without regard to the requirements of Section 9.3.  In the event of a Change of Control or Terminating Event of Constellation, certain provisions of Article II and Article III of, and as specified in, the Amended and Restated Investor Agreement, dated as of December 17, 2008, by and between EDFI and Constellation shall terminate and shall be of no further force and effect, as provided for therein.

ARTICLE X

CERTAIN OBLIGATIONS OF THE COMPANY AND THE MEMBERS

Section 10.1           Preemptive Rights.

(a)         If the Company offers to issue or sell any New Securities in accordance with Section 7.2(j)(vii), each Member shall have the right (exercisable for a period of not less than thirty (30) Days after notice to the other Members of the intent to issue such New Securities and the terms (including the minimum price) of such proposed issue (the “Preemptive Notice”)) to subscribe to all or any portion of such New Securities on the same terms and conditions and for the same price per New Securities as the Company proposes to issue or sell such New Securities.  If all Members exercise this right, the purchase of New Securities shall be in such proportion as they agree, or failing an agreement, each shall have the prior right to purchase a pro-rata portion based on their Percentage Interests and a secondary right to purchase any New Securities not purchased by the other Members exercising its full prior right.

(b)         “New Securities” shall mean any direct equity or ownership interest of any kind in the Company, whether now or hereafter authorized, and rights, options or warrants to purchase such an interest, and securities of any type whatsoever that are, or may become, convertible into such an interest in the Company; provided, however, that “New Securities” shall not include:

(i)    Equity or ownership interests issued in connection with the acquisition of another business entity or line of business of another business entity by the Company through merger, consolidation, purchase of all or substantially all of the assets, or other reorganization as a result of which the Company owns not less than 51% of the voting power of such entity; provided, that any dilution to the Membership Interests of the Members resulting from the issuance of such securities shall be borne by the Members, pro rata, in proportion to their respective Percentage Interests; or

(ii)   Equity or ownership interests issued in connection with any recapitalization, reclassification or similar event by the Company; provided, that any dilution to the Membership Interests of the Members resulting from such recapitalization, reclassification or similar event shall be allocated among the Members, pro rata, in proportion to their Percentage Interests.

(c)         Following the completion of the decision period for the Members to exercise their preemptive rights pursuant to this Section 10.1, the Company shall have the right, for a period of one hundred and eighty (180) Days, to sell any New Securities not purchased by the Members, on terms and conditions no more favorable to the purchaser than those specified in the Preemptive Notice, including with respect to the price per New Security.  Thereafter, any issuance or reissuance of New Securities shall be subject to the provisions of this Section 10.1.

Section 10.2           Related Party Transactions.

(a)         Subject to Section 7.2(j) and to the terms of the Administrative Services Agreement, to the extent any Member or an Affiliate of any Member provides assigned or seconded personnel or administrative services to the Company, such services shall be priced at Unburdened Cost.

(b)         To support the operations of the Company in areas in which it needs additional resources, the Members shall negotiate in good faith the necessary agreements to govern the assignment and secondment of personnel employed by the Members to the Company and the provision of administrative services to the Company.

Section 10.3           Operational Matters.

(a)         The Company shall cause the Company-Generation Subs to enter into the CECG Power Purchase Agreements and the EDFTNA Power Purchase Agreements whereby the Company-Generation Subs shall sell and deliver energy generated by the nuclear generation facilities owned by the Company-Generation Subs to CECG and EDF Trading North America, LLC, respectively.

(b)         Pursuant to the Power Services Agency Agreement, the Company will enter into an agreement, or will cause the Company-Generation Subs to enter into one or more agreements, with CECG for CECG to provide services on behalf of each Company-Generation Sub including:  (i) marketing capacity, ancillary services and other products that have not been sold under the CECG Power Purchase Agreements, the EDFTNA Power Purchase Agreements or other power purchase agreements; (ii) scheduling energy from the nuclear generation facilities owned by the Company-Generation Subs; and (iii) interfacing with the applicable independent system operator on behalf of each Company-Generation Sub.  In consideration for providing such services, the Company or the Company-Generation Subs, as applicable, shall pay CECG an aggregate amount equal to [$87,500,000](1), which shall be payable, subject to any adjustments, in accordance with the terms and conditions of the Power Services Agency Agreement.

(c)         Pursuant to the Administrative Services Agreement, the Company will enter into an agreement with Constellation Energy Group, Inc. for Constellation Energy Group, Inc. to provide certain administrative services to the Company.

(d)         The Members shall cause the Company-Generation Subs not to agree to any extension to the term of any CECG Power Purchase Agreement or EDFTNA Power Purchase Agreement, unless all the Directors then in office shall agree to such extension.  At any time that the Directors are considering such an extension, all of the Directors appointed by a Member must vote in the same manner, either for or against.

(1)   This amount assumes a September 30, 2009 closing date.  This amount will be reduced by $3,500,000 each month, as adjusted pro rata, based on the actual date of closing.

(e)         The Company shall establish and maintain Risk Profile Guidelines, which shall govern each Company-Generation Sub and which may include, without limitation, hedge ratios, policies regarding affiliate transactions, counterparty credit requirements, and limitations on unit contingent or firm power sales transactions.  The Company’s initial Risk Profile Guidelines are attached hereto as Exhibit D.

ARTICLE XI

CORPORATE OPPORTUNITIES AND NON-SOLICITATION

Section 11.1           Corporate Opportunities.  Except as specifically provided in Unistar Nuclear Energy, LLC Operating Agreement, dated as of July 20, 2007, by and among Constellation, EDFD and Unistar Nuclear Energy, LLC, neither the Company nor any Member shall have any expectation or interest in any business opportunity that is presented to any of the Members or any of their respective officers, directors or employees or designees to the Board, unless, in the case of any such person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer in his or her capacity as a Company director or officer.  Each of the Members and their Affiliates shall be expressly permitted to acquire and hold any debt securities or evidence of indebtedness issued by the Company or its Affiliates.

Section 11.2           Non-Solicitation.  From and after the date hereof through the date such Member no longer owns any Membership Interests, and other than expressly set forth herein or in any ancillary agreement hereto, no Member or its Affiliates shall, directly or indirectly, solicit, induce, encourage or attempt to persuade any employee of the Company, its Subsidiaries, the Members or their Affiliates (a) to leave his employment with the Company, its Subsidiaries, the Members or their Affiliates in order to become an employee, consultant or independent contractor to or for any other Person or (b) to terminate or adversely modify such employee’s relationship with the Company, its Subsidiaries, the Members or their Affiliates; provided, however, that this Section 11.2 shall not restrict an employer from publishing or posting open positions in the course of normal hiring practices that are not specifically sent to, or do not specifically target, employees of the Company, its Subsidiaries, the Members or their Affiliates.

ARTICLE XII

WITHDRAWAL, DISSOLUTION AND LIQUIDATION

Section 12.1           No Right of Withdrawal; No Interest.

(a)         Except as otherwise provided herein, no Member shall have the right to withdraw from the Company or to demand or to receive the return of all or any part of its Capital Account.  In the event a Member withdraws in violation of this Section 12.1(a), such Member hereby agrees that such withdrawal will constitute a breach of this Agreement and such Member also agrees that the Company, in addition to any remedies otherwise available to the Company, may offset any damages due to such breach against any amounts otherwise distributable to such Member or another Member who is an Affiliate of such Member.  Subject to the foregoing, upon withdrawal by any Member, such Person shall immediately cease to be a Member, shall not be entitled to receive any monies or property for its Membership Interest and the Withdrawn Member or the successor to the Withdrawn Member shall be deemed to be and shall only have the rights of an assignee of the Withdrawn Member under Sections 4A-603 and 4A-604 of the Act.

(b)         Except as otherwise provided herein, no interest shall be paid to any Member in respect of its Capital Contribution or Capital Account balance.  Except as otherwise provided in this Agreement, no Member shall be entitled or permitted to withdraw any Capital Contributions or any money or other property from the Company without the written consent of the Board of Directors which consent may be withheld for any reason or for no reason.  If circumstances require a return of any capital, no Member shall have the right to receive property other than cash, unless otherwise specifically agreed in writing by the Board of Directors at the time of such distribution.

Section 12.2           Terminating Event.

(a)         Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence of a Terminating Event with respect to a Member, the Person that suffers the Terminating Event shall immediately notify the Company, and the Company, for one hundred and twenty (120) days after it first learns of such Terminating Event, may elect to purchase or may designate a third party to purchase (the “Repurchase Election Period”) such Person’s entire Membership Interest in the Company and all economic rights of the Person in the Company (the “Withdrawal Interest”) from such Person or such Person’s legal or personal representative(s) or successor(s) (as applicable) (individually and collectively, the “Withdrawn Member”) for a price equal to the Fair Market Value of the Withdrawal Interest (the “Redemption Price”).  If the Company timely makes that election, the Company or its designee shall purchase from the Withdrawn Member, and the Withdrawn Member shall sell to the Company or the Company’s designee, the Withdrawal Interest at the Redemption Price and on the terms set forth in the next paragraph.  Effective as of the occurrence of the Terminating Event, the Person that suffers the Terminating Event shall immediately cease to be a Member and, if such Person’s Withdrawal Interest is not purchased by the Company or the Company’s designee pursuant to this Section 12.2, unless the Board of Directors determines otherwise, such Person shall be and shall only have the rights of an unadmitted assignee under Section 4A-603 and Section 4A-604 of the Act (an “Unadmitted Assignee”).

(b)         The closing for any sale of a Withdrawal Interest of a Withdrawn Member, and purchase by the Company or its designee, shall take place at the Company’s principal office on the tenth Business Day following the end of the Repurchase Election Period (unless the Fair Market Value has not been determined as of such date, in which case the purchase shall take place on the fifth Business Day following the determination of Fair Market Value).  At the closing, (i) the Withdrawn Member shall assign and transfer to the Company or its designee all right, title and interest in and to the Withdrawal Interest (free and clear of all liens and encumbrances) and shall execute and deliver to the Company or its designee such other and further assurances as the Company or its designee may reasonably require to transfer to and vest the Withdrawal Interest in the Company or the designee, and (ii) the Company or its designee shall pay the Redemption Price in cash.  If the Withdrawal Interest is transferred to a designee of the Company, such designee, at the option of the Member that did not suffer the Terminating Event and is not an Affiliate of the Member suffering the Terminating Event, may be admitted as a Member of the Company.  Notwithstanding anything to the contrary contained in this Agreement, any decisions and/or determinations to be made by the Company pursuant to this Section 12.2 (e.g., whether to elect to purchase the Withdrawal Interest) shall be made solely by the Directors appointed by the Member that did not suffer the Terminating Event and is not an Affiliate of the Member suffering the Terminating Event and not by the Directors appointed by the Member that suffered the Terminating Event (or by an Affiliate of such Member) or the management of the Company.

(c)         Notwithstanding anything to the contrary contained in this Agreement, an assignee of the Withdrawn Member pursuant to Section 12.1(a) or an Unadmitted Assignee may not transfer any of its rights in the Company without the unanimous consent of the Member(s) of the Company.

Section 12.3           Dissolution.  The Company shall be dissolved and its affairs wound upon the occurrence of any of the following events:

(a)         upon a sale or condemnation of all or substantially all of the equity securities or the assets of the Subsidiaries of the Company and the receipt of cash consideration therefor;

(b)         upon an affirmative vote of the Board of Directors in accordance with Section 7.2(j)(xii);

(c)         upon the appointment of a trustee, custodian or other similar receiver for the Company or the occurrence of a Bankruptcy Event with respect to the Company;

(d)         upon the filing by the last remaining Member of a petition in bankruptcy, the occurrence of any other Bankruptcy Event with respect to such last remaining Member or the termination of the legal existence of the last remaining Member;

(e)         at any time that there are no Members of the Company, unless the business of the Company is continued without dissolution in a manner permitted by the Act; or

(f)          upon the entry of a decree of judicial dissolution of the Company pursuant to the Act.

Section 12.4           Winding Up.

(a)         Upon dissolution pursuant to Section 12.3, the Board of Directors shall proceed as promptly as practicable to wind up the affairs of the Company and distribute the assets thereof or appoint one or more liquidating trustees to do so; provided, that the assets of the Company shall be liquidated in an orderly and businesslike manner so as not to obtain less than fair market value therefor.  The appointment of any one or more liquidating trustees may be revoked, or a successor or additional liquidating trustee(s) may be appointed, by the Board of Directors.

(b)        Upon dissolution pursuant to Section 12.3, all of the Company’s assets, or the proceeds therefrom, shall be distributed in the following order of priority:

(i)    first, to creditors of the Company, including any Member in its capacity as creditor, to the extent otherwise permitted by law, in satisfaction of debts, liabilities and obligations of the Company;

(ii)   second, to the payment of the expenses of liquidation;

(iii)  third, to the setting up of any reserves that the Board of Directors or the liquidating trustee(s), as the case may be, may deem reasonably necessary for any contingent, conditional or unmatured claims and obligations of the Company;

(iv)  fourth, to the Members holding A Units, pro rata in proportion to their relative Percentage Interests, an amount equal to the Unit A Accelerated Liquidation Amount as of the date of the applicable distribution; and

(v)   fifth, to the Members, in accordance with the positive balances of their respective Capital Accounts and otherwise in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2), after taking into account all adjustments to their Capital Accounts for all periods.

(c)         At no time during the term of the Company or upon dissolution or liquidation of the Company shall a Member with a deficit balance in its Capital Account have any obligation to the Company or to the other Members to restore such deficit balance, except as may be required by Applicable Law or in respect of any deficit balance resulting from a distribution made in contravention of this Agreement.

(d)         Upon compliance with the distribution plan set forth herein, the proper officers of the Company shall execute, acknowledge and cause to be filed with the Department of Assessments and Taxation of the State of Maryland Articles of Cancellation of the Company.  Subject to the provisions of the Act, upon the filing of Articles of Cancellation, the Company’s existence shall terminate.

(e)         Notwithstanding the provisions of Section 8.5, for the taxable year or period during which the Company is dissolved (and the taxable year or period immediately preceding the taxable year of dissolution, if the event which gives rise to such dissolution of the Company under Section 12.3 occurs in such prior taxable year), Net Income or Net Loss (and, to the extent necessary, items of gross income, gain, loss and deduction), shall be allocated among the Members such that, to the maximum extent possible, each Member’s Capital Account balance immediately prior to the distribution in Section 12.4(b)(iv) equals the amount that would be distributed to such Member under Sections 12.4(b)(iv) and 12.4(b)(v) if distributions under Section 12.4(b)(v) were instead made in accordance with the Members’ respective Percentage Interests.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1           Notices.  All notices, requests, consents, agreements or other communications under this Agreement must be in writing to be effective and, except as set forth in Section 7.2(f), will take effect (or be deemed to have been given or delivered, as the case may be):  (a) on the Business Day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours of the recipient or (b) on the Business Day following the Business Day of sending, if delivered by internationally recognized overnight courier, in each case, to such party at its address (or number) set forth below or such other address (or number) as the party may specify by notice.  Any new Member of the Company admitted pursuant to Article IX hereof, promptly upon its admission, shall provide its address for notices to the Secretary of the Company and to the other Members.

If to CNL or CEN:

Constellation Energy Group, Inc.
750 East Pratt Street, 17th Floor
Baltimore, Maryland 21202
Attention:  General Counsel
Phone:  (410) 470-3011
Fax:  (410) 470-5766

If to EDFD:

EDF Development Inc.
c/o E.D.F. International S.A.
20 Place de la Défense
Paris la Défense Cedex, France 92050
Attention:  Marianne Laigneau
Phone:  +33 1 56 65 39 71
Fax:   +33 1 40 42 61 67

If to the Company:

Constellation Energy Nuclear Group, LLC
750 East Pratt Street, 17th Floor
Baltimore, Maryland 21202
Attention:  General Counsel
Phone:  (410) 470-3312
Fax:  (443) 213-3680

Section 13.2           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Members, the Company, their respective successors and Permitted Transferees.  This Agreement is personal to the Members and the Company, and no Member or the Company may assign or Transfer (except in connection with Transfers permitted or required by the terms of this Agreement) the rights accruing hereunder nor (except as permitted or required by this Agreement) may performance of any duties by any Member or the Company be delegated or assumed by any other Person without the prior written consent of the other Members and the Company.  Assignments or delegations made in violation of this Section 13.2 shall be null and void.  References in this Agreement to Members shall also be deemed to constitute a reference to an Unadmitted Assignee where the provision relates to economic rights and obligations.  By way of illustration and not limitation, such provisions would include those regarding Capital Accounts, distributions, allocations and contributions.

Section 13.3           Parallel Vehicle.  If the Company encounters legal, Tax, business, accounting, regulatory or other impediments to the making of a potential investment, or the Company determines that having the Members make a potential investment or hold an existing investment through an entity other than the Company would be more favorable from a Tax, legal, business, accounting, regulatory or other perspective, the Company may require such Members to participate in the potential or existing investment, as the case may be, through one or more other entities organized by or on behalf of the Company or the Members and having economic terms and conditions substantially identical (on a single investment basis, if applicable), to the extent practicable, to those of the Company (the “Parallel Vehicle”).   The agreements regarding organization, management and governance with respect to the Parallel Vehicle and the responsibilities of the Members with respect thereto shall be substantially equivalent to those of the Company, with appropriate changes to reflect its position as a parallel vehicle of the Company.

Section 13.4           Dispute Resolution.

(a)         In the event of a deadlock vote of the Board of Directors on a matter presented for determination, a failure of the Members to agree on a matter requiring Member approval under Section 7.8 or requiring unanimous approval by the Board of Directors under Section 7.2(j) (other than a matter subject to resolution pursuant to Section 7.3(c)), or in connection with any dispute between the Members concerning the Company, the Members will use their reasonable efforts to resolve the dispute within thirty (30) Days.  If the issue has not been resolved within such 30-Day period, the Members will escalate the dispute to the respective Parent CEOs, who will meet to discuss and use their reasonable efforts to resolve the dispute.  Such resolution may include, if the respective Parent CEOs so agree (subject to any required approval by the respective Members’ boards of directors): (i) to dissolve the Company; (ii) to allow one Member to depart the Company by having such Member sell all of its Membership Interests to a third party; (iii) to have any Member withdraw from the Company; or (iv) any other resolution upon which the Parent CEOs may so agree. If the Members remain unable to resolve the dispute within thirty (30) Days of the initial meeting of the Parent CEOs, either party may submit the dispute to binding arbitration pursuant to this Section 13.4.

(b)         Except as otherwise specifically provided herein, all disputes arising out of or in connection with this Agreement, including any dispute regarding its existence, termination or validity, each Member shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its rules for a Pre-Arbitral Referee Procedure.  All disputes arising out of or in connection with this Agreement (including as to existence, termination and validity) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three (3) arbitrators appointed in accordance with said Rules. The place of the pre-arbitral referee procedure and of the arbitration procedure shall be New York, New York, United States of America.  The proceedings before the arbitral tribunal (including with respect to the Pre-Arbitral Referee Procedure) shall be governed by the Rules.  The rules of law to be applied by the arbitral tribunal to the merits of the dispute shall be the rules of laws of the State of New York.  In the event of a dispute arising out of Section 7.2(j)(v) herein, the sole issue to be considered and decided by the arbitral tribunal shall be whether or not the Member that is in favor of the distribution that is the subject of the dispute submitted to the arbitral tribunal shall have demonstrated by a preponderance of the evidence that such distribution would not materially and adversely affect the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.  The language of the arbitration shall be English.  Evidence shall be provided in English and pleadings shall be done in English.  The arbitral tribunal shall render its decision within six (6) months from the date of signature on the terms of reference, except that with regard a dispute arising out of Section 7.2(j)(v), the arbitral tribunal shall use its best efforts to render its decision and award within sixty (60) days of the signing or approval of the terms of reference.  Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  The Members waive to the extent permitted by applicable law any rights to appeal or to review of such award by any court or tribunal.  The Members agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

Section 13.5           Guarantee.  Each of Constellation and EDFI, unless the Parent is the Member, unconditionally, absolutely and, subject to the following sentence, irrevocably guarantees to each Member (other than the Member(s) of which such Parent is an Affiliate) the full and prompt payment, as and when due and payable, of all financial obligations hereunder (the “Guarantee”). The Parent’s Guarantee shall remain in effect for so long as this Agreement remains in effect and an Affiliate of Parent remains a Member.  Parent hereby guarantees that its Guarantee will be paid and performed strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Member with respect thereto.  Each Parent agrees that its Guarantee constitutes a guarantee of payment when due and not of collection, and hereby waives demand, presentment and notice of default or breach for non-performance of any of the covenants, terms, conditions or agreements in any other matter or thing mentioned and described in this Agreement.  Furthermore, the occurrence of any one or more of the following shall not affect the enforceability or effectiveness of the Parent’s Guarantee: (i) any modification, amendment, settlement, release (in whole or in part) or enforcement of the obligations guaranteed, (ii) any merger, consolidation, restructuring or termination of the corporate existence of the Member or Unadmitted Assignee that is an Affiliate of Parent, (iii) the illegality, invalidity or unenforceability of all or any part of the obligations guaranteed or any agreement or instrument related thereto, (iv) the failure of any Member or Unadmitted Assignee or the Company to exhaust any right, remedy, power or privilege it may have against the Member(s) or Unadmitted Assignee that is an Affiliate of Parent (including failure to file or enforce a claim in any bankruptcy or other proceeding), (v) any Terminating Event, Bankruptcy Event, or proceedings similar to those incorporated in such terms, commenced by or against such Member(s) or Unadmitted Assignee, including any discharge of, or bar or stay against collecting, all or any part of the obligations guaranteed, and (vi) any other defense with respect to the performance of all or any part of the Parent’s Guarantee, including but not limited to the effect of any statute of limitations.

Section 13.6           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

Section 13.7           Entire Agreement; Amendment.  This Agreement (including the exhibits hereto) contains the entire agreement among the parties hereto with respect to the transactions contemplated herein, supersedes all prior written agreements and negotiations and oral understandings, if any, including the Original Agreement, and this Agreement (including exhibits hereto) may not be amended or supplemented except with the written consent of each Member or as otherwise permitted by the terms of this Agreement to be amended by the Board of Directors.

Section 13.8           No Waiver.  No failure to exercise and no delay in exercising any right, power or privilege of a Member shall operate as a waiver or a consent to the modification of the terms hereof unless given by that Member in writing.

Section 13.9           Separability of Provisions.  Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

Section 13.10         Confidentiality.  Each Member shall use reasonable efforts to keep, and shall ensure that its Affiliates, shareholders, members, directors, officers, employees, agents and other representatives use reasonable efforts to keep, from and after the date hereof through a period of two (2) years from the date such Member no longer owns any Membership Interests, confidential all information acquired from the Company or its Subsidiaries or Affiliates or from the other Members or their Affiliates pursuant to this Agreement or otherwise, including the contents of this Agreement, except that the foregoing restriction shall not apply to any information that (a) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement; (b) was already known to the recipient; (c) is disclosed to the recipient by a third party who, to the recipient’s knowledge, is not in default of any confidentiality obligation to the disclosing Member hereunder; (d) was developed by or on behalf of the receiving Member without reliance on confidential information received hereunder; (e) is disclosed by any Member to its auditors, attorneys, financial advisors, consultants and other advisors, provided, that any such auditors and attorneys have been informed of the confidential nature of such information and any such financial advisors, consultants and other advisors have signed a confidentiality agreement agreeing to treat such information as confidential; (f) is disclosed to a regulatory authority to the extent that disclosure is, in the Member’s good faith judgment, required or appropriate; provided, that such Member requests confidential treatment for any information so disclosed; or (g) is otherwise required to be disclosed in compliance with Applicable Law or stock exchange rules or regulations or order by a court or other regulatory body having competent jurisdiction; provided, that such Member provides the other Members with prior notice of such disclosure to the extent permitted by Applicable Law, stock exchange rules or other regulation.  Notwithstanding the foregoing, each Member (and each employee, representative, or other agent of such Member) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of: (i) the Company and (ii) any transactions of the Company, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Member relating to such Tax treatment and Tax structure.  For this purpose, “Tax structure” means any facts relevant to the Tax treatment of a transaction but does not include information relating to the identity of the Company or its Members.

Section 13.11         Expenses.  Each Member agrees that it shall be solely responsible for any fees or expenses incurred by it in connection with the drafting, negotiation or execution of this Agreement and any ancillary documents hereto (including the cost of any attorneys, accountants, consultants and any other representatives or agents retained by such Member).

Section 13.12         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.13         Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 13.14         Gender and Number.  Whenever required by the context hereof, all pronouns and any variations thereof will be deemed to refer to the masculine, feminine and neuter, singular and plural.

Section 13.15         Further Assurances.  From time to time, at the reasonable request of any party hereto and without further consideration, each other party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement or to carry out the terms of this Agreement.

Section 13.16         Survival of Obligations.  The obligations of the Members under Section 7.7, Section 13.3, Section 13.4, Section 13.6, Section 13.9, Section 13.10 and Section 13.24 of this Agreement shall survive any expiration, termination or cancellation of this Agreement or the dissolution of the Company.

Section 13.17         Insurance.  The Company shall, and shall cause each of its Subsidiaries and Investee Companies to maintain with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 13.18         Nuclear Insurance.  The Company shall cause each of its Licensed Subsidiaries and each Investee Companies that is an NRC licensee to obtain and maintain insurance coverage, for itself and its contractors, for public liability arising in connection with a nuclear incident (as those terms are defined in the Atomic Energy Act of 1954, as amended (the “Atomic Energy Act”)) at, or arising out of, the operation of such nuclear power units.  This insurance shall be in such form and in such amount as required by the NRC pursuant to Section 170 of the Atomic Energy Act.  The Company shall cause each of its Licensed Subsidiaries and each Investee Companies that is an NRC licensee to execute the governmental indemnity agreement required by Section 170 of the Atomic Energy Act.  In the event the nuclear liability protection requirements in effect on the date of this Agreement expire or are amended or repealed, the Company shall cause each of its Licensed Subsidiaries and each Investee Company that is an NRC licensee and each such company operating any nuclear project to maintain (i) the insurance coverage provided by law and (ii) at least the same level insurance coverage and public liability protection as is currently provided through governmental indemnity and liability insurance to the extent available.

Section 13.19         FIRPTA.  Upon the reasonable request of any Member in connection with any proposed Transfer by such Member of its Membership Interest in accordance with the terms of this Agreement, and at the Member’s sole expense, the Company will issue a written statement certifying as to whether or not fifty percent or more of the value of the gross assets of the Company consists of U.S. real property interests under Section 897(c)(1)(A) of the Code or ninety percent or more of the value of the gross assets of the Company consists of U.S. real property interests plus cash or cash equivalents.

Section 13.20         Exclusive Remedies.  Each Member’s exclusive remedies and liabilities for any alleged or actual breach of this Agreement shall be as set forth in this Agreement.

Section 13.21         Title to Company Property.  All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member or Unadmitted Assignee, or their respective Affiliates, individually, shall have any ownership of such property.  The Company may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more Persons.

Section 13.22         Waiver of Partition Action.  Each of the Members irrevocably waives any right which it may have to maintain an action for partition with respect to Company property.

Section 13.23         Statutory References.  Each reference in this Agreement to a particular statute or regulation, or a provision thereof shall, at any particular time, be deemed to be a reference to such statute or regulation, or provision thereof or to any similar or superseding statute or regulation, or provision thereof, as at such time is in effect.

Section 13.24         Legal Fees.  In the event of any litigation arising out of or in connection with this Agreement or with any parties’ performance hereunder, the party that prevails in any such litigation shall be paid its reasonable attorney’s fees and expenses, through all appeals, by the party that does not prevail in such litigation.  The provisions of this Section 13.24 shall survive any dissolution of the Company.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Members and the Company have executed this Second Amended and Restated Agreement as of the date set forth above.

MEMBERS:	CONSTELLATION NUCLEAR, LLC

By:
Name:
Its:

CE NUCLEAR, LLC

By:
Name:
Its:

EDF DEVELOPMENT INC.

By:
Name:
Its:

THE COMPANY:	CONSTELLATION ENERGY NUCLEAR GROUP, LLC

By:
Name:
Its:

FOR PURPOSES OF SECTIONS 8.4(b) AND 13.5 ONLY:	CONSTELLATION ENERGY GROUP, INC.

By:
Name:
Its:
FOR PURPOSES OF SECTION 13.5 ONLY:	E.D.F. INTERNATIONAL S.A.

By:
Name:
Its:

EXHIBIT A

Capital Contributions

A-1

EXHIBIT B

Initial Annual Budget

The Annual Budget will reflect:

•                  The Company will pay Constellation for support services as follows: for 2010 will be $66 million, and for 2009 the $66 million will be pro-rated for any applicable period post closing in 2009.

•                  During the remainder of 2009 and 2010 Constellation and EDF will work to develop a direct charging mechanism (reflecting the actual cost of the service) for support services provided by Constellation that will be implemented beginning January 2011, provided that support services for the existing business will not exceed $66 million in any year.  For any services that a direct charge mechanism cannot be developed the parties will agree to an appropriate allocation methodology.

B-1

EXHIBIT C

Illustrative Examples Showing the Operation of the Section 8.4

Calculation Provisions and the Section 6.2 Distribution Provisions

Background:

Assume that (i) CNL recognizes a $200 gain at the Closing in connection with the sale of the Transferred Designated Interest (as defined in the Master Agreement) and (ii) had the transaction been consummated as described in the Original Master Agreement, Constellation would have recognized a $250 gain at the Closing.  Immediately after the Closing, the Company holds one asset (which was contributed to the Company by CNL and CEN) with a fair market value of $1,000 and a tax basis of $600.  The asset is depreciable over 10 years using the straight line method.

The Members’ Percentage Interests, and book and tax capital accounts, immediately after the Closing are as follows:

	Percentage Interest(2)	Book Capital Acct.	Tax Capital Acct.
CNL	49%	$490.00	$294.00

CEN	1%	$10.00	$6.00

EDFD	50%	$500.00	$300.00 (and a $200.00 § 743(b) adjustment)

Example 1: Calculation of the EDFD Tax Sharing Amount and the Constellation Tax Sharing Amount.

Calculation of the Constellation Initial Tax Savings Amount.  Assume that Constellation is planning to file its IRS Form 1120 for its 2009 taxable year on September 15, 2010.  On August 16, 2010, Constellation delivers to EDFD a draft computation of the Constellation Initial Tax Savings Amount.  The Constellation Initial Tax Savings Amount equals $20.00 (the excess of $100 (the amount of tax, calculated by reference to the Effective Tax Rate, that would have been imposed on the $250 of gain Constellation would have recognized had the transaction been consummated as described in the Original Master Agreement) over $80 (the amount of tax, calculated by reference to the Effective Tax Rate, that was imposed on the $200 of gain CNL recognized at the Closing)).

Calculation of the EDFD Annual Tax Savings Amount and the Constellation 704(c) Tax Costs.  Assume that the Company has revenue of $200 in its 2009 Fiscal Year.  The Company is planning to file its IRS Form 1065 for its 2009 Fiscal Year on September 15, 2010.  On August

(2)          NOTE: These Percentage Interests are for illustrative purposes only.  The actual Percentage Interest with respect to EDFD will be 49.99%.

16, 2010, the Company delivers to EDFD and CNL a draft computation of the EDFD Annual Tax Savings Amount for the 2009 Fiscal Year and the Constellation 704(c) Tax Costs for the 2009 Fiscal Year.

The EDFD Annual Tax Savings Amount for the 2009 Fiscal Year is computed as follows:

(a)               EDFD took into account $20 of depreciation for the 2009 Fiscal Year attributable to the $200 § 743(b) adjustment.(3)

(b)              EDFD would have been allocated $30 of depreciation by the Company for the 2009 Fiscal Year.  However, EDFD was allocated $31.50 of depreciation for such Fiscal Year pursuant to § 704(c).

(c)               EDFD is allocated $100 of taxable income by the Company for the 2009 Fiscal Year (without taking into account the deductions described in (a) and (b)).

(d)              The EDFD Annual Tax Savings Amount for the 2009 Fiscal Year equals $8.60 (40% (the Effective Tax Rate) multiplied by $21.50 (the sum of the $20 of depreciation attributable to the § 743(b) adjustment and the $1.50 of additional depreciation allocated to EDFD pursuant to § 704(c)).

The Constellation 704(c) Tax Costs for the 2009 Fiscal Year are computed as follows:

(a)               CNL and CEN would have been allocated, in the aggregate, $30 of depreciation by the Company for the 2009 Fiscal Year.  However, CNL and CEN were allocated, in the aggregate, $28.50 of depreciation for such Fiscal Year pursuant to § 704(c).

(b)              The Constellation 704(c) Tax Costs for the 2009 Fiscal Year equals $0.60 (40% (the Effective Tax Rate) multiplied by $1.50 (the amount of depreciation allocated away from CNL and CEN, and to EDFD, pursuant to § 704(c)).

Calculation of the EDFD Tax Sharing Amount and the Constellation Tax Sharing Amount.  The EDFD Tax Savings Amount (calculated in 2010) equals $8.60 (the EDFD Annual Tax Savings Amount for the 2009 Fiscal Year).  No interest accrued on the EDFD Annual Tax Savings Amount for the 2009 Fiscal Year because, as shown below, the Constellation Tax Savings Amount exceeded the EDFD Tax Savings Amount.  The EDFD Tax Sharing Amount (calculated in 2010) equals $4.30 (50% of the EDFD Tax Savings Amount).

The Constellation Tax Savings Amount (calculated in 2010) equals $19.40 (the difference between $20, which is the Constellation Initial Tax Savings Amount, and $0.60, the Constellation 704(c) Tax Costs for the 2009 Fiscal Year) plus interest.  Interest accrues on $10.80 of the Constellation Tax Savings Amount (interest accrues to the extent that the Constellation Tax Savings Amount exceeds the EDFD Tax Savings Amount).  The Constellation

(3)          NOTE: The depreciation amounts herein are for illustrative purposes only.  The actual depreciation amounts will depend on, among other things, the depreciation methods and conventions employed by the Company, and the dates on which assets are placed in service by the Company.

Tax Sharing Amount (calculated in 2010) equals $9.70 plus half of the accrued interest described above.

Example 2: Calculation of the Current Special Distribution Amount.

Assume the same facts as Example 1.  The Company files its IRS Form 1065 for the 2009 Fiscal Year on September 15, 2010.  As of September 30, 2010 (the last day by which the Company must distribute the Current Special Distribution Amount), the Current Special Distribution Amount equals $0 (because the EDFD Tax Sharing Amount ($4.30) does not exceed the Constellation Tax Sharing Amount ($9.70 plus interest)).

Assume that (i) the Company has revenue of $200 in each of its 2010 and 2011 Fiscal Years, (ii) the depreciation deductions for the 2010 and 2011 Fiscal Years are the same as those for the 2009 Fiscal Year, (iii) the Constellation Tax Savings Amount accrues $0.70 of interest during the 2009 Fiscal Year, $0.15 of interest during the 2010 Fiscal Year, and $0.00 of interest during the 2011 Fiscal Year, and (iv) the EDFD Annual Tax Savings Amount for the 2011 Fiscal Year accrues $0.40 of interest during the 2011 Fiscal Year.(4)  The EDFD Tax Savings Amounts and the Constellation Tax Savings Amounts for the 2009, 2010 and 2011 Fiscal Years (calculated in 2010, 2011 and 2012, respectively) are as follows:

	2009	2010	2011
EDFD Tax Savings Amount	$8.60	$17.20	$26.20

Constellation Tax Savings Amount	$20.10	$19.65	$19.05

The Company files its IRS Form 1065 for the 2011 Fiscal Year on August 26, 2012.  As of September 10, 2012 (the last day by which the Company must distribute the Current Special Distribution Amount), the Current Special Distribution Amount equals $7.14 (the quotient obtained by dividing (i) the difference between $13.10 (the EDFD Tax Sharing Amount) and $9.53 (the Constellation Tax Sharing Amount) by (ii) 50% (the Percentage Interest with respect to EDFD)).

Example 3: Calculation of the Current Tax Distribution Amount and Distribution of the Current Tax Distribution Amount and the Current Special Distribution Amount.

Calculation of the Current Tax Distribution Amount.  Assume the same facts as Example 2 and assume that no distributions have been made in 2012 prior to September 10, 2012.  September 10, 2012, the day on which the Company will distribute the Current Special Distribution Amount, is the fifth day preceding an installment due date specified in Section 6655(c) of the Code.  Accordingly, the Company must distribute the Current Tax Distribution Amount as of such date as well.

(4)          NOTE: The interest amounts herein are approximations, not precise calculations.

Assume that the Company has $130 of taxable income thus far in 2012 ($66 of which is allocable to CNL and CEN and $64 of which is allocable to EDFD).  The Current Tax Distribution Amount as of September 10, 2012, is computed as follows:

(a)     The Current Tax Shortfall for each Member as of such date is computed:

The Current Tax Shortfall for CNL equals $18.87 (the difference between (i) the product of (a) $64.68 (the aggregate amount of taxable income allocable to CNL thus far in 2012) multiplied by (b) 40% (the Effective Tax Rate), and (ii) $7 (the portion of the Current Special Distribution Amount that will be distributed to CNL on such date)).

The Current Tax Shortfall for CEN equals $0.39 (the difference between (i) the product of (a) $1.32 (the aggregate amount of taxable income allocable to CEN thus far in 2012) multiplied by (b) 40% (the Effective Tax Rate), and (ii) $0.14 (the portion of the Current Special Distribution Amount that will be distributed to CEN on such date)).

The Current Tax Shortfall for EDFD equals $25.60 (the difference between (i) the product of (a) $64 (the aggregate amount of taxable income allocable to EDFD thus far in 2012) multiplied by (b) 40% (the Effective Tax Rate), and (ii) $0 (the aggregate amount distributed thus far in 2012 to EDFD)).

(b)     The Current Tax Distribution Amount as of such date equals $51.20 ($25.60 (the Current Tax Shortfall of the Member with the greatest Current Tax Shortfall in relation to its Percentage Interest as of such date) divided by 50% (the Percentage Interest with respect to that Member)).

Distribution of the Current Tax Distribution Amount and the Current Special Distribution Amount.  On September 10, 2012, the Company distributes $58.34 as follows:

	Amount Distributed To:
	CNL	CEN	EDFD
Step 1: The Current Tax Distribution Amount	$25.09	$0.51	$25.60

Step 2: The Current Special Distribution Amount	$7.00	$0.14

Total	$32.09	$0.65	$25.60

Example 4: Operation of the Section 6.4(b) “Available Cash” Limitation and Calculation and Distribution of the Accrued Special Distribution Amount and the Accrued Tax Distribution Amount.

Operation of the Section 6.4(b) “Available Cash” Limitation.  Assume the same facts as Example 3 except that the cash available for distribution by the Company on September 10, 2012, equals $56.20.  The Company would distribute that $56.20 as follows:

	Amount Distributed To:
	CNL	CEN	EDFD
Step 1: The Current Tax Distribution Amount	$25.09	$0.51	$25.60

Step 2: The Current Special Distribution Amount	$4.90	$0.10

Total	$29.99	$0.61	$25.60

Calculation of the Accrued Special Distribution Amount and the Accrued Tax Distribution Amount.  Assume that on September 10, 2013, the Current Tax Distribution Amount equals $50.00 and the Current Special Distribution Amount equals $7.00.  In addition to distributing that $57.00, the Company also distributes the Accrued Special Distribution Amount and the Accrued Tax Distribution Amount.

The Accrued Special Distribution Amount equals $2.14 (the difference between (i) the quotient obtained by dividing (a) $3.57 (the difference between $13.10, the EDFD Tax Sharing Amount, and $9.53, the Constellation Tax Sharing Amount (each calculated as of the end of the 2012 Fiscal Year)) by (b) 50% (the Percentage Interest with respect to EDFD), and (ii) $5.00 (the aggregate amount distributed pursuant to Sections 6.2(c) and (e) prior to September 10, 2013)) plus interest.  Assume that $0.15 of interest has accrued on the Accrued Special Distribution Amount.

Assume that the Company had $560 of taxable income through the end of the 2012 taxable year ($286 of which was allocated to CNL and CEN and $274 of which was allocated to EDFD).  Also assume that tax distributions were made to the Members in 2009, 2010 and 2011 in the aggregate amount of $216.  The Accrued Tax Distribution Amount as of September 10, 2013, is computed as follows:

(a)     The Accrued Tax Shortfall for each Member as of such date is computed:

The Accrued Tax Shortfall for CNL equals $1.37 (the difference between (i) the product of (a) $280.28 (the aggregate amount of taxable income allocated to CNL through the end of 2012) multiplied by (b) 40% (the Effective Tax Rate), and (ii) $110.74 (the aggregate amount distributed to CNL through the end of 2012)).

The Accrued Tax Shortfall for CEN equals $0.03 (the difference between (i) the product of (a) $5.72 (the aggregate amount of taxable income allocated to CEN through the end of 2012) multiplied by (b) 40% (the Effective Tax Rate), and (ii) $2.26 (the aggregate amount distributed to CEN through the end of 2012)).

The Accrued Tax Shortfall for EDFD equals $1.60 (the difference between (i) the product of (a) $274 (the aggregate amount of taxable income allocated to EDFD through the end of 2012) multiplied by (b) 40% (the Effective Tax Rate), and (ii) $108 (the aggregate amount distributed to EDFD through the end of 2012)).

(b)     The Accrued Tax Distribution Amount as of such date equals $3.20 ($1.60 (the Accrued Tax Shortfall of the Member with the greatest Accrued Tax Shortfall in relation to its Percentage Interest as of such date) divided by 50% (the Percentage Interest with respect to that Member)).

Distribution of the Accrued Special Distribution Amount and the Accrued Tax Distribution Amount.  On September 10, 2013, the Company distributes $62.49 (the $2.29 Accrued Special Distribution Amount (including interest), the $50.00 Current Tax Distribution Amount, the $7.00 Current Special Distribution Amount, and the $3.20 Accrued Tax Distribution Amount) as follows:

	Amount Distributed To:
	CNL	CEN	EDFD
Step 1: The Accrued Special Distribution Amount	$2.24	$0.05

Step 2: The Current Tax Distribution Amount	$24.50	$0.50	$25.00

Step 3: The Current Special Distribution Amount	$6.86	$0.14

Step 4: The Accrued Tax Distribution Amount	$1.57	$0.03	$1.60

Total	$35.17	$0.72	$26.60

Example 5: Calculation and Distribution of the Unit A Accelerated Distribution Amount and the Unit B Accelerated Distribution Amount.

On January 1, 2014, a CECG Power Purchase Agreement becomes subject to an early termination (and such date is specified as the “Early Termination Date” under Section 6 of that CECG Power Purchase Agreement).  The Total Exposure with respect to that CECG Power Purchase Agreement as of that date is $100.  Prior to January 1, 2014, without regard to the early termination of that CECG Power Purchase Agreement, the Board of Directors had declared that $20 will be distributed to the Members on such date.

The Unit A Accelerated Distribution Adjustment Amount as of January 1, 2014, equals $60.00 (50% (the Percentage Interest with respect to EDFD) multiplied by $120 (the sum of $20, the amount declared by the Board of Directors to be distributed other than in connection with the early termination of the CECG Power Purchase Agreement, and $100, the Total Exposure with respect to the CECG Power Purchase Agreement subject to an early termination)).  Because no CECG Power Purchase Agreement has been subject to an early termination prior to January 1, 2014, the Unit A Accelerated Distribution Amount as of January 1, 2014, also equals $60.00.

The Unit B Accelerated Distribution Adjustment Amount as of January 1, 2014, equals $10.00 (50% (the aggregate Percentage Interest with respect to CNL and CEN) multiplied by $20 (the amount declared by the Board of Directors to be distributed other than in connection with the early termination of the CECG Power Purchase Agreement)).  Because no CECG Power Purchase Agreement has been subject to an early termination prior to January 1, 2014, the Unit B Accelerated Distribution Amount as of January 1, 2014, also equals $10.00.

On January 1, 2014, the Company distributes $70 as follows:

	Amount Distributed To:
	CNL	CEN	EDFD
Step 1: The Unit A Accelerated Distribution Amount			$60.00

Step 2: The Unit B Accelerated Distribution Amount	$9.80	$0.20

Total	$9.80	$0.20	$60.00

Example 6: Dissolution of the Company.

On July 1, 2014, the Company’s assets are worth $2,000.  On that date, another CECG Power Purchase Agreement becomes subject to an early termination (and such date is specified as the “Early Termination Date” under Section 6 of that CECG Power Purchase Agreement).  The Total Exposure with respect to that CECG Power Purchase Agreement as of that date is $1,000.  The Board of Directors has not declared any amounts to be distributed to the Members on such date other than in connection with the early termination of the CECG Power Purchase Agreement.

The Unit A Accelerated Distribution Adjustment Amount as of July 1, 2014, equals $500.00 (50% (the Percentage Interest with respect to EDFD) multiplied by $1,000 (the sum of $0, the amount declared by the Board of Directors to be distributed other than in connection with the early termination of the CECG Power Purchase Agreement, and $1,000, the Total Exposure with respect to the CECG Power Purchase Agreement subject to an early termination)).  The Unit A Accelerated Distribution Amount as of July 1, 2014, also equals $500.00 (the difference between $560 (the aggregate amount of all Unit A Accelerated Distribution Adjustment Amounts as of July 1, 2014, and all dates prior to July 1, 2014) and $60 (the aggregate amount distributed pursuant to Section 6.2(a) prior to July 1, 2014)).

The Unit B Accelerated Distribution Adjustment Amount as of July 1, 2014, equals $0.00 (50% (the aggregate Percentage Interest with respect to CNL and CEN) multiplied by $0 (the amount declared by the Board of Directors to be distributed other than in connection with the early termination of the CECG Power Purchase Agreement)).  The Unit B Accelerated Distribution Amount as of July 1, 2014, also equals $0.00 (the difference between $10 (the aggregate amount of all Unit B Accelerated Distribution Adjustment Amounts as of July 1, 2014,

and all dates prior to July 1, 2014) and $10 (the aggregate amount distributed pursuant to Section 6.2(b) prior to July 1, 2014)).

On July 1, 2014, the Company distributes $500 as follows:

	Amount Distributed To:
	CNL	CEN	EDFD
Step 1: The Unit A Accelerated Distribution Amount			$500.00

Total	$0.00	$0.00	$500.00

On July 2, 2014, the Company’s assets are worth $1,500.  Assume that (i) the Company dissolves on that date and all such assets are available for distribution to the Members and (ii) there are sufficient items of gross income, gain, loss and deduction to achieve the purposes of Section 12.4(e).

The Unit A Accelerated Liquidation Amount as of July 2, 2014, equals $550.00 (the difference between (a) $1,100 (the product of $1,100, the aggregate of the Total Exposures with respect to all CECG Power Purchase Agreements that have been subject to an early termination prior to such date, multiplied by 50/50, a fraction, the numerator of which is the Percentage Interest with respect to EDFD and the denominator of which is the aggregate Percentage Interest with respect to CNL and CEN) and (b) $550 (the aggregate amount distributed pursuant to Section 6.2(a) prior to such date, other than amounts attributable to Declared Distribution Amounts)).

In the dissolution, the Company distributes $1,500 as follows:

	Amount Distributed To:
	CNL	CEN	EDFD
Step 1: The Unit A Accelerated Liquidation Amount			$550.00

Step 2: The Remaining Amount	$465.50	$9.50	$475.00

Total	$465.50	$9.50	$1,025.00

EXHIBIT D

Risk Profile Guidelines

Any capitalized term used in this Exhibit D and not otherwise defined in this Agreement shall have the meaning given to such term in the CECG Power Purchase Agreements.

Core Risk Policy

•      These Risk Profile Guidelines will guide the activities of the Company and the Company Generation-Subs.

•      These Risk Profile Guidelines may be amended from time to time by the Board of Directors upon the recommendation of the Audit and Finance Committee.

•      The Audit and Finance Committee of the Board of Directors will identify the products which the Company may use to implement its risk management strategy.  Use of such products will serve two objectives:

(1)           fixing the price of a portion of the Company’s anticipated future energy sales so as to (A) provide the Company with an acceptable rate of return on the Nuclear Facilities and (B) help control potential EBITDA volatility over a three-year planning horizon; and

(2)           providing the Company’s management with flexibility in managing the future physical operation of the Nuclear Facilities.

•      The Company will implement the hedging strategy (the “Hedging Strategy”), as described below.

•      The Company will not engage in any speculative trading based on the Nuclear Facilities’ physical generation position, due to price anticipation or otherwise.

•      The Company will take reasonable measures, if available, to address “intrinsic” or “unhedgeable” risk (e.g., volume uncertainty, macroeconomic events).

•      The Company will ensure the adequacy of its risk policy given available capital and financial constraints.

•      The Company will ensure consistency between its risk policy, financial objectives and hedging strategy.

•      In implementing the Risk Profile Guidelines, the Company will comply with all applicable rules and regulations.

Hedging Strategy

•      The Hedging Strategy focuses on reducing exposure to forward energy and related product prices through a rolling hedging process aimed at fixing revenues over the next three full calendar years.

•      Pursuant to the Hedging Strategy, during each calendar year:

(i)            The initial target hedge ratios will be:

(a)           Year 1:  95%

(b)           Year 2:  60%

(c)           Year 3:  30%

(ii)           The target hedge ratios may be adjusted from time to time by the Board of Directors upon the recommendation of the Audit and Finance Committee.

(iii)          During the Terms of the CECG Power Purchase Agreements and the EDFTNA Power Purchase Agreements, if the Company-Generation Subs enter into Monthly Energy Hedge Transactions under the CECG Power Purchase Agreements and the EDFTNA Power Purchase Agreements, it will do so such that the aggregate amount of Fixed Product represents a percentage of the aggregate Available Energy of all the Nuclear Units during Years 1—3 approximately equal to the target hedge ratios.

(a)           Except as set forth in clause (b) below, the Company-Generation Subs will enter into Monthly Energy Hedge Transactions under the EDFTNA Power Purchase Agreements and the CECG Power Purchase Agreements so that, at the conclusion of each calendar month, (x) the ratio of Fixed Product to total Quantity in each of Years 1—3 under the CECG Power Purchase Agreements approximately equals (y) the ratio Fixed Product to total Quantity in each of Years 1—3 under the EDFTNA Power Purchase Agreements.

(b)           Clause (a) will not apply at any time that the decision described at Section 7.2(j)(xxv) of the Agreement constitutes a “Special Matter,” at which time no further Monthly Energy Hedge Transactions will be entered into under the CECG Power Purchase Agreements unless agreed to by the Board of Directors and CECG.

(c)           During the period that the decision described at Section 7.2(j)(xxv) of the Agreement constitutes a “Special Matter,” the Company may utilize third-party products (e.g., financial hedges) to hedge market risk with respect to future deliveries of Product under the CECG Power Purchase Agreements.

(iv)          At the Risk Group’s discretion, volumes of Energy subject to the “Monthly Price Adjustment” (as defined in the RSAs) may be subtracted from the available Energy output of the Nuclear Units in order to calculate Available Energy with respect to any month during Years 1—3.

Additional Guidelines

•      In the case of any exposure to foreign currency (“FX”) markets or interest rate (“IR”) risk  associated with the sale or purchase of any commodity (including in connection with nuclear fuel procurement activities), the Company will ensure that its FX and IR risk allocation process is consistent with the hedging strategies it employs in connection with the related commodities.

•      With respect to counterparty credit risk, the Company will have no non-collateralized exposure to counterparties that fail to meet a credit rating threshold.  This provision will not apply to the CECG Power Purchase Agreements, EDFTNA Power Purchase Agreements and any other contracts in effect as of the Effective Date.

•      Any transaction or investment to be entered into by the Company or any Company Generation-Sub with a term greater than three years must be approved by the Board of Directors.

•      The Company will ensure that long-term investment or contractual decisions are based on an explicit consideration of risk exposure, employ a consistent risk/return approach (identifying the impact of the transaction on the Company’s net consolidated exposure) and serve to implement the Company’s risk management strategy.

Constellation Energy Nuclear Group, LLC Risk Group Responsibilities

•      The Company’s consolidated physical and financial exposure will be continually assessed and managed by its risk personnel (the “Risk Group”).  Certain functions to be provided by the Risk Group may be outsourced to Constellation’s Corporate Risk personnel as of the Effective Date; provided, that the Company establishes an internal risk function within a reasonable period of time after the Effective Date.

•      The Risk Group will assess exposure through the use of various risk indicators, including open position analysis, value-at-risk, earnings-at-risk, cash-at-risk, credit risk, operational risk and liquidity risk.

•      The Risk Group will develop and implement an auditable deal capture and risk management information system.  This system will be designed to update market information (e.g., price, volatilities, volumes) as frequently as possible.

•      The Risk Group will deliver risk reports at least monthly to the Board of Directors.  Such reports will include a quantitative assessment of the Company’s and each Company Generation-Sub’s financial and physical exposure.

•      The Risk Group will develop and implement “alert procedures” which will notify the Board of Directors upon the occurrence of a breach of these Risk Profile Guidelines.

Additional Defined Terms

“RSAs” means (i) that certain Revenue Sharing Agreement, dated as of December 11, 2000, between Nine Mile Point Nuclear Station, LLC (as assignee of Constellation Nuclear, LLC) and Niagara Mohawk Power Corporation; (ii) that certain Revenue Sharing Agreement, dated as of December 11, 2000, between Nine Mile Point Nuclear Station, LLC (as assignee of Constellation Nuclear, LLC) and New York State Electric & Gas Corporation; (iii) that certain Revenue Sharing Agreement, dated as of December 11, 2000, between Nine Mile Point Nuclear Station, LLC (as assignee of Constellation Nuclear, LLC) and Rochester Gas and Electric Corporation; and (iv) that certain Revenue Sharing Agreement, dated as of December 11, 2000, between Nine Mile Point Nuclear Station, LLC (as assignee of Constellation Nuclear, LLC) and Central Hudson Gas & Electric Corporation.